Exhibit 99.4

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DCP MIDSTREAM, LLC

a Delaware limited liability company

August 17, 2022

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APPENDICES:

Appendix I	Definitions
Appendix II	Member Schedule
Appendix III	Tax Protection Provisions

EXHIBITS:

Exhibit A	Form of Addendum Agreement
Exhibit B	Form of Member Parent Guaranty
Exhibit C	Form of Tax Rate Certification

SCHEDULES:

Schedule 4.3	Section 704(c) Methods and Conventions
Schedule 4.4	Allocation of Nonrecourse Liabilities

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THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DCP MIDSTREAM, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DCP MIDSTREAM, LLC is made and entered into on August 17, 2022 (the “Effective Date”) as of 4:25 p.m. Eastern Time, by and among each of the Persons (as hereinafter defined) listed on Appendix II.

RECITALS

WHEREAS, the Company (as hereinafter defined) was formed on December 15, 1999 (the “Formation Date”) as a Delaware limited liability company by the filing of a Certificate of Formation (the “Formation Certificate”) with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Act (as hereinafter defined);

WHEREAS, DEFS Holding Corp., a Delaware corporation, entered into the Limited Liability Company Agreement of the Company on the Formation Date (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated on March 31, 2000 by the members of the Company as of the date thereof pursuant to the First Amended and Restated Limited Liability Company Agreement of the Company, which was subsequently amended on August 4, 2000 and July 29, 2004 (as so amended, the “First Restated Agreement”);

WHEREAS, the First Restated Agreement was amended and restated on July 5, 2005 by the members of the Company as of the date thereof pursuant to the Second Amended and Restated Limited Liability Company Agreement of the Company, which was subsequently amended on August 11, 2006, February 1, 2007, April 20, 2009, November 9, 2010, September 9, 2014, December 30, 2016 and August 17, 2022 (as so amended, the “Second Restated Agreement”);

WHEREAS, PGC (as hereinafter defined) and Spectra DEFS (as hereinafter defined) are parties (along with other parties) to that certain Agreement and Plan of Merger, dated as of 2:00 p.m. Eastern Time on the Effective Date (the “Merger Agreement”), pursuant to which, among other things, Gray Oak Holdings LLC, a Delaware limited liability company (“GOH”), merged with and into the Company, with the Company surviving as a Delaware limited liability company jointly owned by PGC and Spectra DEFS, effective as of 4:25 p.m. Eastern Time on the Effective Date; and

WHEREAS, PGC and Spectra DEFS desire to amend and restate the Second Restated Agreement in its entirety in order to, among other things, (a) create two classes of Membership Interests, (b) provide for the governance, management and operation of the Company and (c) set forth the respective rights and obligations of the Members with respect to the Company, in each case effective as of the Effective Date.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Effective Date, the Members hereby agree to amend and restate the Second Restated Agreement in its entirety as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1    Defined Terms. In addition to the capitalized terms defined in the preamble and the recitals to this Agreement, for purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix I.

Section 1.2    References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, clauses and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. All references to “$” or “dollars” shall be deemed references to U.S. Dollars. All references to “days” and “quarters” in this Agreement shall mean calendar days or calendar quarters, as applicable unless otherwise stated. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to Appendices, Exhibits and Schedules refer to Appendices, Exhibits and Schedules attached to this Agreement, each of which is made a part hereof for all purposes. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The word “or” when used in a list shall not indicate that the listed items are exclusive of each other. References to any Law, contract, agreement or other instrument shall mean such Law, contract, agreement or other instrument as it may be amended, restated, supplemented, modified or replaced from time to time. References to any Person shall include such Person’s successors and permitted assigns. References to “Members” shall include the “Managing Members” and the “Administrative Member.” The phrase “to the extent” shall mean the degree to which the subject matter thereof extends and shall not simply mean “if.”

ARTICLE 2

ORGANIZATION; REPRESENTATIONS AND WARRANTIES

Section 2.1    Formation. The Company was formed as a Delaware limited liability company on the Formation Date by the filing of the Formation Certificate with the Secretary of State of the State of Delaware.

Section 2.2    Name. The name of the Company is “DCP Midstream, LLC” and all business of the Company shall be conducted under such name or under any other name approved by the Managing Members.

Section 2.3    Term. The Company commenced on the Formation Date and shall continue until dissolved in accordance with the provisions of the Delaware Act and this Agreement.

Section 2.4    Registered Agent. The Company’s registered agent and registered office in the State of Delaware shall be as set forth in the Formation Certificate, as amended from time to time in accordance with this Agreement.

Section 2.5    Principal Office. The Company’s principal office shall be located at 2331 CityWest Blvd., Houston, Texas 77042. The Managing Members may change the Company’s principal office, which need not be in Delaware, from time to time. The Company may have such other places of business as the Managing Members may designate.

Section 2.6    Business and Purpose; Power. The business and purpose of the Company shall be to (a) directly or indirectly own Equity Interests in the Segment Subsidiaries and serve as a member, manager or partner of the Segment Subsidiaries and, subject to Article 5, exercise all rights and perform all obligations related to such Equity Interests and the Segment Subsidiaries; and (b) subject to Article 5, engage in any lawful act or activity involving the Segment Subsidiaries and the Permitted Business for which limited liability companies may be organized under the Delaware Act. The Company shall have all powers and privileges granted by the Delaware Act, any other Law or this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the Company’s conduct of the business and purpose as set forth in the foregoing sentence of this Section 2.6.

Section 2.7    Qualifications in Other Jurisdictions. The Managing Members shall cause the Company to be qualified or registered under assumed or fictitious name or similar Laws as may be required under applicable Law in any jurisdiction in which the Company transacts business. The Managing Members shall execute, deliver and file any certificates (and any amendments or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Managing Members, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business; provided, that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

Section 2.8    No State Law Partnership. Except as provided in Section 8.2, the Members intend that the Company not (a) be a common law partnership or joint venture or (b) create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or to any other Member, and this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 2.9    Other Business Pursuits. To the fullest extent permitted by Law, each Member acknowledges and agrees that (a) each other Member and such other Member’s Affiliates (each, a “Competing Person”) may engage or invest in, and devote their time to, such other business ventures, opportunities or activities as such Competing Persons may choose, whether or not any such venture, opportunity or activity is considered competitive with the Company or any Segment Subsidiary or their respective businesses and whether or not the Company, any Segment Subsidiary, each other Member or such other Member’s Affiliates participates in any such venture, opportunity or activity without providing the Company, the Segment Subsidiary, each other Member or such other Member’s Affiliates the right to participate in such other venture, opportunity or activity (collectively, the “Right to Compete”), (b) none of the Company, any Segment Subsidiary, any Member or any Member’s Affiliate shall have any right by virtue of this Agreement or the relationship created hereby in or to any such other venture, opportunity or activity (or to the income or proceeds derived therefrom), notwithstanding any duty (fiduciary or otherwise) existing at Law or in equity and (c) the pursuit of any such other venture, opportunity or activity shall not be deemed wrongful or improper or a violation of this Agreement or of any duty (fiduciary or otherwise) existing at Law or in equity. The Right to Compete of each Competing Person shall not require notice to, approval from, or other sharing with, the other Members, the Company or any Segment Subsidiary. To the fullest extent permitted by Law, the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such other venture, opportunity or activity in which any Competing Person may engage or invest or to which any Competing Person may devote its time.

Section 2.10    Representations and Warranties of Members. Each Member hereby represents and warrants to the Company and to each other Member as of the Effective Date (or, in the case of any Additional Member or Substitute Member, as of the date of such Additional Member or Substitute Member is admitted as a member of the Company) as follows:

(a)    Such Member, individually or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Company; and such Member, individually or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Company. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Member, except to the extent of any other Member’s or any of such Person’s Affiliate’s express representations and warranties in this Agreement and, in the case of PGC and Spectra DEFS, the Merger Agreement: (i) has relied solely on its own independent investigation and evaluation of the Company and its assets and the advice of its own representatives, consultants and advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by any other Member or any Affiliate of such other Member; and (ii) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Company or its assets.

(b)    Such Member is duly formed or incorporated, as applicable, validly existing and in good standing under the Laws of the State of its formation or incorporation, as applicable. Such Member has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Such Member is duly licensed or qualified to do business as a foreign entity, and is in good standing, in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on such Member’s ability to enter into and perform its obligations pursuant to this Agreement.

(c)    Such Member has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Member of this Agreement has been duly and validly authorized and approved by all necessary partnership, limited liability company or corporate action, as applicable, on the part of such Member. This Agreement is the valid and binding obligation of such Member and enforceable against such Member in accordance with its terms, subject to the effects of Bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d)    The execution, delivery and performance by such Member of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in a breach of any provisions of the Governing Documents of such Member, (ii) result in a default or the creation of any Encumbrance (other than as permitted pursuant to Section 9.3) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material contract, note, bond, mortgage, indenture, license or other material agreement to which any such Member is a party or by which such Member may be bound (except for this Agreement) or (iii) violate any Law applicable to such Member, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect on such Member’s ability to enter into and perform its obligations under this Agreement.

(e)    There is no investigation, suit, action or litigation by or before any Governmental Authority, and there are no legal, administrative or arbitration proceedings, in each case, pending, or to such Member’s knowledge, threatened in writing, against such Member that would have a material adverse effect on such Member’s ability to enter into and perform its obligations under this Agreement.

ARTICLE 3

OPERATING SEGMENTS; CAPITALIZATION; MEMBERS

Section 3.1    Operating Segments.

(a)    The Company’s operations shall be conducted through two distinct and separate operating segments: (i) the Class A Segment and (ii) the Class B Segment (each, individually, a “Segment” and, collectively, the “Segments”). As contemplated by Article 5 and elsewhere in this Agreement, and subject to Section 5.2, the Class A Segment shall be solely managed by the Class A Managing Member and the Class B Segment shall be solely managed by the Class B Managing Member. The business and activities of the Company that are applicable to both Segments, to neither Segment or to the Company as a whole shall be managed by both Managing Members, acting jointly, in accordance with Article 5 and elsewhere in this Agreement and are referred to herein as the “General Activities.”

(b)    Unless otherwise approved by each Managing Member, the Company shall not directly: (i) hold any assets or interests, other than its direct and indirect ownership interests in the Segment Subsidiaries, any assets and interests that may be distributed by the Segment Subsidiaries with the prior written consent of the Managing Members and any cash or cash equivalents; (ii) have any employees; (iii) conduct any business, other than business conducted through the Segments or incidental to its ownership interests in the Segment Subsidiaries and the management thereof; or (iv) incur any liabilities or obligations other than those related to its ownership interests in the Segment Subsidiaries.

(c)    Each Managing Member shall cause the Segment it manages to maintain books and records of accounts that reflect the assets, liabilities, revenues and expenses of or attributable to such Segment.

(d)    No Managing Member shall (i) permit any liability, cost or expense incurred or otherwise existing with respect to the Segment it manages to be guaranteed, supported, paid or discharged out of assets of or attributable to the other Segment or assets of the Company not attributable to that Segment or (ii) take, cause or permit any action with respect to any liability that would cause such liability to become a recourse liability within the meaning of Treasury Regulation Section 1.752-1(a)(1). If, notwithstanding the foregoing, the Company becomes liable in respect of any liability, cost or expense attributable to a Segment, the Managing Members shall cause such liability, cost or expense for which the Company is liable to be apportioned to such Segment and satisfied out of Available Cash of such Segment. Unless otherwise expressly provided in this Agreement, the Administrative Member shall cause any liability, cost, expense or income attributable to any General Activities to be apportioned to each Segment and, to the extent applicable, satisfied out of General Available Cash. Amounts apportioned to each Segment in accordance with the preceding sentence shall be apportioned among the Members and, to the extent applicable, satisfied out of General Available Cash such that the Class A Members, on the one hand, and the Class B Members, on the other hand, are each apportioned an amount equal to 50% of such liability, cost, expense or income (collectively, the “General Sharing Percentages”). Notwithstanding anything to the contrary in this Agreement, all liabilities, costs or expenses incurred by the Company shall be satisfied solely out of the assets of the Company and, except as contemplated by Section 8.5 (including Appendix III), nothing herein shall require a Member to make any capital contribution to the Company.

(e)    Notwithstanding anything to the contrary in this Agreement, if at any time the Company is consolidated with the Ultimate Parent of the Class A Managing Member for accounting purposes, the Class B Managing Member shall not take any action, or cause or permit any of its Affiliates or any Class B Segment Subsidiary to take any action, that could result in any Class B Segment Subsidiary being consolidated with the Company for accounting purposes.

Section 3.2    Capitalization.

(a)    As of the Effective Date, the Company has two classes of Membership Interests (each a “Class”): (i) a Class known as the “Class A Membership Interests,” which are intended to track the assets, liabilities, revenues and expenses of the Class A Segment, and (ii) a Class known as the “Class B Membership Interests,” which are intended to track the assets, liabilities, revenues and expenses of the Class B Segment.

(b)    In addition to the other rights, benefits, privileges, obligations and liabilities set forth in this Agreement and under the Delaware Act, (i) Class A Membership Interests represent a Member’s share of the right to receive distributions attributable to the Class A Segment; and (ii) Class B Membership Interests represent a Member’s share of the right to receive distributions attributable to the Class B Segment. Distributions made in respect of the Class A Membership Interests shall only be made out of assets attributable to the Class A Segment. Distributions made in respect of the Class B Membership Interests shall only be made out of assets attributable to the Class B Segment.

Section 3.3    Member Schedule. The name and address of each Member of the Company, as well as the Class A Percentage Interest and Class B Percentage Interest held by such Member, are set forth on the Member Schedule. The Administrative Member, without the requirement of consent by any Member, shall make such revisions or amendments to the Member Schedule as are necessary from time to time to reflect changes effected in accordance with this Agreement in the membership of the Company, including changes to the relative Class A Percentage Interests and Class B Percentage Interests of the Members, and to update the notice information of the parties in accordance with Section 13.2.

Section 3.4    Issuance of Additional Membership Interests. Subject to the approval of each of the Managing Members, the Company may issue additional Membership Interests in the Company or Classes of Membership Interests in the Company, having such rights, benefits, privileges and obligations as the Managing Members may determine.

Section 3.5    Capital Contributions. Except as otherwise required by Section 8.5 (including Appendix III), no Member shall be required or permitted to make any capital contribution to the Company unless approved by each of the Managing Members.

Section 3.6    Section 704(b) Capital Accounts.

(a)    The Company shall establish and maintain a capital account (a “Capital Account”) for each Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)    In the event of a Transfer of Membership Interests made in accordance with this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interests in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c)    Except as otherwise required in the Delaware Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

Section 3.7    No Interest on or Return of Contributions. No Member shall be entitled to interest on its contributions to the Company or to a return thereof, except as otherwise specifically provided for in this Agreement.

Section 3.8    No Resignation or Expulsion. A Member may not take any action to resign, withdraw or retire as a Member voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a Transfer of all of such Member’s Membership Interests in accordance with Article 9 and each transferee of such Membership Interests being admitted as a Substitute Member.

Section 3.9    Member Parent Guaranties. As an inducement to each Member to enter into this Agreement and as security for each Member’s performance of its obligations under this Agreement (including the payment of contributions pursuant to Section 8.5 (including Appendix III)), each Member as of the Effective Date has delivered a guaranty issued by its Ultimate Parent or a Wholly-Owned Affiliate that meets and continues to meet the Creditworthiness Requirements, in the form set forth in Exhibit B (a “Guaranty”). Any Guaranty shall be automatically released (to the extent provided under the terms thereof) (i) upon a Transfer by the applicable Member of all of such Member’s Membership Interest in compliance with this Agreement; or (ii) at such time as the Member meets the Creditworthiness Requirements. Any Member that meets the Creditworthiness Requirements and thereafter ceases to meet the Creditworthiness Requirements shall promptly deliver a Guaranty issued by its Ultimate Parent or a Wholly-Owned Affiliate that meets the Creditworthiness Requirements.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1    General Allocations. After giving effect to the priority allocations set forth in Section 4.2:

(a)    Class A Net Profits and Class A Net Losses for any Fiscal Year shall be allocated between or among the Members pro rata in accordance with their respective Class A Percentage Interests.

(b)    Class B Net Profits and Class B Net Losses for any Fiscal Year shall be allocated between or among the Members pro rata in accordance with their respective Class B Percentage Interests.

(c)    General Net Profits and General Net Losses for any Fiscal Year shall be allocated between or among the Members pro rata in accordance with their respective General Sharing Percentages.

Section 4.2    Priority Allocations. The following priority allocations shall be made in the following order:

(a)    Each of (i) the “minimum gain chargeback” provision of Treasury Regulation Section 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treasury Regulation Section 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and (iv) the requirement in the “flush language” immediately following Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b)    Nonrecourse Deductions (i) with respect to the Class A Segment shall be allocated between or among the Members pro rata in accordance with their Class A Percentage Interests, (ii) with respect to the Class B Segment shall be allocated between or among the Members pro rata in accordance with their respective Class B Percentage Interests and (iii) with respect to the General Activities shall be allocated between or among the Members pro rata in accordance with their respective General Sharing Percentages, in each case to the extent permitted by applicable Treasury Regulations.

(c)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 4.2(c) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(d)    To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interests, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(e)    Items of income, gain, loss, deduction, or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Bipartisan Budget Act as determined by the Tax Representative in its reasonable discretion.

(f)    The allocations set forth in Section 4.2(a) through Section 4.2(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the greatest extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, deduction, or credit pursuant to this Section 4.2(f). Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations and the priority allocations described in Section 4.2(g)), but subject to the Code and the Treasury Regulations, the Company shall, in its reasonable discretion, make such offsetting priority allocations of items of Company income, gain, loss, or deduction in order to cause, after such offsetting allocations are made, each Member’s Capital Account balance to be, to the greatest extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section 4.2(f), the Company shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(g)    The items of loss or deduction arising as a result of the Company’s making of a Prohibited Action Distribution, an Acceleration Action Distribution, or a Recoupment Distribution (each of which is treated as a guaranteed payment pursuant to Section 8.5(f) of Appendix III) shall be allocated to the Member that did not receive such distribution.

(h)    The Company and the Members acknowledge and agree that the priority allocations set forth in this Section 4.2 shall, to the extent possible, be made out of income, gain, loss, deduction, and credit attributable to the Segment that resulted in the making of the priority allocation.

Section 4.3    Tax Allocations.

(a)    Except as otherwise provided in this Section 4.3, all items of income, gain, loss, deduction, and credit for Federal income tax purposes shall be allocated among the Members in the same manner as the corresponding item is allocated pursuant to Section 4.1 and Section 4.2.

(b)    In accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Section 704(c) of the Code to changes in Gross Asset Values), the Company shall use the methods and conventions set forth in Schedule 4.3.

(c)    Allocations pursuant to this Section 4.3 and the methods and conventions set forth in Schedule 4.3 are solely for purposes of Federal, State, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of Net Profits or Net Losses (or items thereof) or distributions pursuant to any provision of this Agreement.

Section 4.4    Other Allocation Rules.

(a)    All items of income, gain, loss, deduction and credit allocable to a Membership Interest that varies (within the meaning of Section 706(d) of the Code) within a Fiscal Year shall be allocated between the transferor and the transferee based on the “interim closing” method (with a daily convention) under Section 706 of the Code and the Treasury Regulations thereunder unless the transferor and transferee agree to use the “proration” method (including any applicable conventions) under Section 706 of the Code and the Treasury Regulations thereunder. Unless otherwise agreed by the Managing Members, if the interim closing method is used and the transaction causing the Membership Interest to vary occurs on a day other than the last day of a calendar month, the Company shall prorate its items of income, gain, loss, deduction and credit for the month in which the transaction occurs between (i) the portion of the month ending at the end of the transaction date and (ii) the portion beginning at the start of the day following the transaction date based on the number of days in each portion.

(b)    The allocation of nonrecourse liabilities under Treasury Regulation Sections 1.752-3(a) and (b) will be as set forth in Schedule 4.4.

Section 4.5    Distributions.

(a)    Except as otherwise provided in Section 8.5 (including Appendix III), all Class A Available Cash, and any non-cash amounts approved by the Managing Members to be distributed by the Company to the Class A Members, shall be distributed by the Company to the Class A Members pro rata in accordance with their Class A Percentage Interests. All Class A Available Cash for any calendar quarter shall be distributed by the Company to the Class A Members on a date after the end of such quarter determined by the Class A Managing Member (but in no event later than 45 days after the end of such calendar quarter). Any non-cash distributions by the Company attributable to the Class A Segment and approved by the Managing Members shall be distributed by the Company on a date determined by the Managing Members. The Class A Managing Member has the sole authority to direct and cause the Company to effect the payment of any such distributions of Class A Available Cash and, with the prior approval of the Class B Managing Member, any such non-cash distribution attributable to the Class A Segment.

(b)    Except as otherwise provided in Section 8.5 (including Appendix III), all Class B Available Cash, and any non-cash amounts approved by the Managing Members to be distributed by the Company to the Class B Members, shall be distributed by the Company to the Class B Members pro rata in accordance with their Class B Percentage Interests. All Class B Available Cash for any calendar quarter shall be distributed by the Company to the Class B Members on a date after the end of such quarter determined by the Class B Managing Member (but in no event later than 45 days after the end of such calendar quarter). Any non-cash distributions by the Company attributable to the Class B Segment and approved by the Managing Members shall be distributed by the Company on a date determined by the Managing Members. The Class B Managing Member has the sole authority to direct and cause the Company to effect the payment of any such distributions of Class B Available Cash and, with the prior approval of the Class A Managing Member, any such non-cash distribution attributable to the Class B Segment.

(c)    Except as otherwise provided in Section 8.5 (including Appendix III), all General Available Cash, and any non-cash amounts approved to be distributed by the Company to the Members by the Managing Members (other than any amounts to be distributed pursuant to Section 4.5(a) or Section 4.5(b)), shall be distributed by the Company to the Members pro rata in accordance with their General Sharing Percentages. All General Available Cash shall be distributed by the Company to the Members in amounts and on dates approved by the Managing Members. The Managing Members, acting jointly, shall have the authority to direct and cause the Company to effect the payment of any such distributions of General Available Cash.

(d)    Each calendar quarter, prior to the Company making any distribution of Class A Available Cash or Class B Available Cash, the Managing Members shall cause the amount of General Cash Reserves for such quarter to be transferred into the Company bank account for General Activities.

(e)    Except with the prior approval of the other Managing Member, each Managing Member shall (i) not approve the making or withholding of distributions by any Segment Subsidiary in its Segment in a manner that is inconsistent with the Distribution Policy then applicable to such Segment Subsidiary and (ii) cause (or, if it does not have the authority to cause, shall vote its interests in favor of causing) each Segment Subsidiary in the Segment it manages to make distributions in compliance with the Distribution Policy then applicable to such Segment Subsidiary promptly following the end of each calendar quarter.

(f)    Upon receipt of any cash paid by Spectra DEFS as agreed by the Members, such amount shall be promptly distributed by the Company to PGC. Any distribution made to PGC pursuant to this Section 4.5(f) shall not reduce any amounts otherwise distributable to PGC pursuant to this Agreement.

Section 4.6    Withholding. The Company is authorized to withhold from distributions to any Member any amounts required pursuant to the Code or any other Federal, State, local or foreign Law, or as permitted in accordance with the terms of Section 8.4(c), as determined in the reasonable discretion of the Administrative Member. The Company shall treat any amount withheld pursuant to this Section 4.6 as having been distributed to such Member for all purposes of this Agreement.

Section 4.7    Limitations on Distributions. Notwithstanding anything to the contrary in Section 4.5 or Section 8.5 (including Appendix III), no distribution shall be made by the Company if such distribution would violate applicable Law or result in the breach of any credit facility, note or other debt instrument of the Company.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1    Management under Direction of the Managing Members.

(a)    The management of the Company is fully vested in its two Managing Members, the Class A Managing Member and the Class B Managing Member, in accordance with this Section 5.1. Decisions or actions approved or taken by the Managing Members in accordance with this Agreement, either individually or jointly as required under this Section 5.1, shall constitute decisions or actions by the Company and shall be binding on the Company and each Member. The Managing Members shall be “managers” of the Company under Section 18-401 of the Delaware Act. The Managing Members may appoint designated individuals to act on their behalf in conducting, directing and managing the activities of the Company in accordance with this Agreement. Such designated individuals shall perform substantially all of their duties in the United States.

(b)    Except to the extent limited by Section 5.2, and except as otherwise provided in this Agreement, the management of the business and affairs of the Company associated with each Segment shall be vested in the Managing Members as follows:

(i)    On behalf of the Company, the Class A Managing Member shall conduct, direct and manage all activities of the Company associated with the Class A Segment. All management powers over the business and affairs of the Company associated with the Class A Segment shall be exclusively vested in the Class A Managing Member and no other Member shall have management powers over such business and affairs of the Company.

(ii)    On behalf of the Company, the Class B Managing Member shall conduct, direct and manage all activities of the Company associated with the Class B Segment. All management powers over the business and affairs of the Company associated with the Class B Segment shall be exclusively vested in the Class B Managing Member and no other Member shall have management powers over such business and affairs of the Company.

(c)    Except to the extent limited by Section 5.2, and except as otherwise expressly provided in this Agreement, in exercising the powers vested in each Managing Member pursuant to Section 5.1(b) on behalf of the Company:

(i)    such Managing Member shall have full power and authority, as if it were the sole member and manager of the Company, to do all things and to act or omit to act on behalf of the Company, in its own capacity or in the Company’s capacity as a member, limited partner, general partner or shareholder of any Segment Subsidiary, on such terms as such Managing Member may determine and considering only such factors as such Managing Member chooses to consider, all without notice to or approval of any other Member;

(ii)    such Managing Member shall have full power and authority to exercise all of the Company’s rights, perform all of the Company’s obligations and enforce any of the Company’s rights and remedies under, the Governing Documents of any Segment Subsidiary in its Segment, including all of the Company’s rights to appoint or remove any director, general partner, manager or officer of any Segment Subsidiary in its Segment and vote (or provide consents in respect thereof) any Equity Interests of any Segment Subsidiary in its Segment; and

(iii)    except as otherwise provided in Article 8, such Managing Member shall have full power and authority to cause the Company to prepare and provide notices to and make filings with any Governmental Authority and to take related actions in connection with its Segment.

(d)    Except as otherwise expressly provided in this Agreement, (i) on behalf of the Company, the Managing Members, acting jointly, shall conduct, direct and manage all activities of the Company other than the activities of the Company set forth in Section 5.1(b) and (ii) all management powers over the business and affairs of the Company other than the business and affairs of the Company set forth in Section 5.1(b) shall be exclusively vested in the Managing Members, acting jointly, and no Member that is not a Managing Member shall have management powers over such business and affairs of the Company.

(e)    Except as otherwise expressly provided in this Agreement, in exercising the management powers vested in the Managing Members pursuant to Section 5.1(d), any decision or action by or on behalf of the Company shall require the prior approval of each Managing Member and shall be in writing or taken at a meeting of the Managing Members pursuant to Section 5.5.

Section 5.2    Matters Requiring Unanimous Approval of the Managing Members.

(a)    Notwithstanding anything else in this Agreement, including Section 5.1(b), the Company shall not take or permit, and each Managing Member for a Segment shall cause the Company not to take, or permit any Segment Subsidiary that is a member of such Segment to take, any of the following actions with respect to such Segment without the prior approval of both of the Managing Members:

(i)    effect any Complete Sale or Initial Public Offering, except (A) any Complete Sale that involves a Take Private Transaction, (B) any Complete Sale or Initial Public Offering that constitutes a Prohibited Action and for which the Receiving Member will receive the Prohibited Action Distribution in respect thereof, (C) any Segment Merger effected in compliance with Section 5.2(a)(ii) or (D) any Complete Sale or Initial Public Offering if (x) each Segment Subsidiary that has Index Debt and is a part of the Segment with respect to which the Complete Sale or Initial Public Offering is occurring has received a Rating Confirmation and (y) such Complete Sale or Initial Public Offering would not reasonably be expected to result in a Distribution Reduction Event;

(ii)    effect any Segment Merger, except (A) any Segment Merger that involves a Take Private Transaction, (B) any Segment Merger that constitutes a Prohibited Action and for which the Receiving Member will receive the Prohibited Action Distribution in respect thereof or (C) any Segment Merger if (x) each Segment Subsidiary that has Index Debt and is a part of the Segment with respect to which the Segment Merger is occurring has received a Rating Confirmation and (y) such Segment Merger would not reasonably be expected to result in a Distribution Reduction Event;

(iii)    issue any Equity Interests of any Segment Subsidiary to, or accept any capital contributions from, the Managing Member that manages such Segment Subsidiary or any Affiliate of such Managing Member, except for any Permitted Issuance or any issuance in compliance with Section 10.4;

(iv)    amend or waive any material provision of the Governing Documents of any Segment Subsidiary, except as would not reasonably be expected to result in a disproportionate, material and adverse impact to any Member that is not the Managing Member of such Segment (it being agreed that the amendment or restatement of the Governing Documents of DCP or the DCP GP Entities in connection with or following a Take Private Transaction to reflect the occurrence thereof shall not be deemed to result in a disproportionate, material and adverse impact to any Member);

(v)    (A) change the Distribution Policy of any Segment Subsidiary (except as permitted in accordance with the definition of “Distribution Policy”) or (B) make distributions inconsistent with such Distribution Policy;

(vi)    require or permit the Company to make any capital contribution to any Segment Subsidiary (other than permitting a contribution of Equity Interests in a Segment Subsidiary in the same Segment to any other Segment Subsidiary in the same Segment);

(vii)    authorize, commence or effect the Bankruptcy of any Segment Subsidiary;

(viii)    liquidate, wind up or dissolve any Segment Subsidiary, except any Segment Subsidiary that is determined by the Managing Member of the Segment to be immaterial to the Segment;

(ix)    permit any Segment Subsidiary that is not consolidated with the Ultimate Parent of the Managing Member of such Segment for accounting purposes to incur, issue or assume Indebtedness, other than (A) any Refinancing Indebtedness; (B) any Indebtedness that would not cause the Debt-to-Capital Ratio of such Segment to exceed 75% at the time such Indebtedness is incurred, issued or assumed (after application of the net proceeds therefrom) or (C) any Indebtedness if, prior to incurring, issuing or assuming such Indebtedness, each Segment Subsidiary that has Index Debt and is a part of such Segment has received a Rating Confirmation;

(x)    permit any Segment Subsidiary to engage in any material way in any business other than a Permitted Business;

(xi)    (A) make any material tax election for any Segment Subsidiary, including an election to be classified other than as a partnership or a disregarded entity for Federal income tax purposes, or take any other Tax Action (in each case, other than a Permitted Tax Action) with respect to any Segment Subsidiary that would reasonably be expected to result in a disproportionate, material and adverse impact to any Member or (B) settle any tax Proceeding against any Segment Subsidiary in a manner that will result in the payment by that Segment Subsidiary of more than $250 million;

(xii)    permit any Segment Public Company that is a publicly-traded partnership to generate more than 10% non-“qualifying income” under Section 7704(d) of the Code; provided, that a Managing Member shall provide written notice to the other Managing Member in the event such Managing Member reasonably expects such Segment Public Company will generate more than 7% non-“qualifying income” under Section 7704(d) of the Code;

(xiii)    change the method of financial accounting of any Segment, unless required by applicable Law or GAAP or as may reasonably be necessary in connection with the consolidation of the Company, a Segment or any Segment Subsidiary by the Ultimate Parent of a Managing Member for accounting purposes;

(xiv)    settle any Claim against any Segment Subsidiary that will result in the payment by any Segment Subsidiary of more than $250 million;

(xv)    permit any Segment Subsidiary to enter into any Contract that (A) by its terms would prohibit any Member (except the Managing Member of such Segment and its Affiliates) from Transferring its Membership Interests or (B) contains any non-compete, non-solicitation or non-dealing covenant that would be breached by the business activities conducted by any Member (except the Managing Member of such Segment and its Affiliates);

(xvi)    permit any Segment Subsidiary to commence any Proceeding against a Governmental Authority (except any Proceeding to change rates or terms and conditions of service, any condemnation Proceeding relating to any capital project) without providing written notice to the other Managing Member at least 10 Business Days in advance of commencing such Proceeding;

(xvii)    dismiss or replace an external auditor of GOP or DCP, as long as an audit is required to be performed under applicable Law, the rules of the Securities and Exchange Commission or any agreement to which it is a party, unless such external auditor is promptly replaced with one of the four largest certified public accounting firms in the United States (KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or Ernst & Young) or any other certified public accounting firm in the United States with comparable recognition at such time;

(xviii)    permit any Segment Subsidiary to enter into or amend in any material respect any Affiliate Contract pursuant to which such Segment Subsidiary is obligated to provide to, or has rights to receive from, the Managing Member of such Segment or any of its Affiliates (the “Managing Member Counterparty”) natural gas gathering, processing, transportation or storage services or NGL processing, transportation, fractionation, storage or terminalling services (an “Affiliate Commercial Contract”), except for any Affiliate Commercial Contract that (A) has an initial term (or, in the case of an amendment, a remaining term after giving effect to such amendment) of no longer than 10 years (including any obligation on the part of the Segment Subsidiary to extend the term thereof); and (B) is (1) on terms that taken as a whole are substantially similar to those that would have been obtained in a comparable transaction by the Segment Subsidiary with a Third Party on an arm’s-length basis or, if no comparable transaction is available with which to compare the terms of such Affiliate Commercial Contract, such Affiliate Commercial Contract is fair to the Segment Subsidiary from a financial point of view, (2) permitted under the Governing Documents of a Segment Public Company or (3) affirmatively approved by a Third Party JV Partner;

(xix)    permit any Segment Subsidiary to enter into or amend in any material respect any Affiliate Contract (other than an Affiliate Commercial Contract) pursuant to which such Segment Subsidiary has rights to receive from the Managing Member Counterparty corporate, general and administrative, financial, operational, technical, engineering, business development, central operations and other services (an “Affiliate Services Contract”), except for any Affiliate Services Contract that (A) provides for (1) the reimbursement of the direct costs and expenses reasonably incurred by the Managing Member Counterparty and its Affiliates in providing such services and (2) payment of reasonable allocations of the indirect costs and overhead expenses incurred by the Managing Member Counterparty and its Affiliates in providing such services or fixed fees that are intended to approximate such allocations; (B) is permitted under the Governing Documents of a Segment Public Company; or (C) is affirmatively approved by a Third Party JV Partner;

(xx)    permit any Segment Subsidiary to enter into any transaction (other than an Affiliate Commercial Contract or an Affiliate Service Contract) with a Managing Member Counterparty, except for a transaction that is (A) on terms that taken as a whole are substantially similar to those that would have been obtained in a comparable transaction by the Segment Subsidiary with a Third Party on an arm’s-length basis or, if no comparable transactions are available with which to compare the terms of such transaction, such transaction is fair to the Segment Subsidiary from a financial point of view; (B) permitted under the Governing Documents of a Segment Public Company; (C) necessary to consummate a Take Private Transaction (excluding any Affiliate Contract that survives past the consummation of such Take Private Transaction); (D) affirmatively approved by a Third Party JV Partner; or (E) of the type described in Section 5.2(a)(iii), (iv) or (xxii), if such transaction is permitted without the approval of both Managing Members under Section 5.2(a)(iii), (iv) or (xxii), as applicable;

(xxi)    permit any Segment Subsidiary that is not a Public Company or a Subsidiary of a Public Company, other than GOP and its Subsidiaries, to (A) pay or commit to pay any capital expenditures (other than Sustaining Capital Expenditures) related to growth projects, including any acquisitions of, or investments in, assets or companies, development, construction or ownership in new assets, or any expansions of existing assets or companies; or (B) repay any Indebtedness other than Regular Debt Service of such Segment Subsidiary, except, in the case of either clause (A) or (B) of this Section 5.2(a)(xxi), to the extent such payment (or repayment) is (1) sourced or otherwise funded from cash proceeds resulting from the (I) issuance of any Equity Interests of a Segment Subsidiary in such Segment to, or acceptance of any capital contributions by a Segment Subsidiary in such Segment from, a Managing Member or any of its Affiliates effected in compliance with Section 5.2(a)(iii) or any Third Party, or (II) incurrence, issuance or assumption of Indebtedness effected in compliance with Section 5.2(a)(ix); or (2) affirmatively approved by a Third Party JV Partner or is consistent with the policy, contractual obligation or practice of a Segment JV in effect as of the Effective Date;

(xxii)    permit the Company to assign its rights to deliver a ROFR Election Notice (as defined in the GOP LLC Agreement) and acquire the applicable ROFR Units (as defined in the GOP LLC Agreement) pursuant to Section 10.1(d) of the GOP LLC Agreement to the Class B Managing Member or an Affiliate of the Class B Managing Member unless, prior to such assignment, the Class B Managing Member offers the Class A Managing Member the right to purchase its Proportionate Share of all of the Equity Interests of the Class B Managing Member or such Affiliate in accordance with the procedures described in Section 10.4(b), (c), (d) and (e); or

(xxiii)    enter into any Contract providing for or otherwise committing to take any of the foregoing actions, or delegating authority to any Person to approve any of the foregoing actions.

(b)    The provisions of Section 5.2(a)(xviii), (xix) and (xx) shall not apply to any Segment Subsidiary that is a Public Company or a Subsidiary of a Public Company.

(c)    Each Member acknowledges and agrees that all references in this Agreement to any approval, consent or other form of authorization by “the Managing Members,” “each of the Managing Members” or similar phrases shall be deemed to mean that such approval, consent or other form of authorization shall require the unanimous approval of the Managing Members.

(d)    The provisions of Section 5.2(a)(xi) and (xii) are the only provisions in Section 5.2(a) relating to Tax Actions and no other provision of Section 5.2(a) shall be interpreted as requiring the approval of both Managing Members with respect to a Tax Action.

Section 5.3    Performance of Affiliate Contracts. Each Managing Member shall (i) cause each Managing Member Counterparty to perform its obligations, and cause each Segment Subsidiary to enforce its rights, in each case, in all material respects, under each Affiliate Contract and (ii) provide notice to the other Managing Member of any material breach or default by any Managing Member Counterparty under any Affiliate Contract.

Section 5.4    Affiliate Contract Audits.

(a)    The Managing Member of each Segment shall provide a written summary (an “Affiliate Contract Report”) to the other Managing Member within 45 days after the end of each calendar quarter, which Affiliate Contract Report shall include: (i) a description of any new material Affiliate Commercial Contract or Affiliate Services Contract entered into by any Segment Subsidiary managed by such Managing Member during the prior calendar quarter together with the pricing or other economic terms of such new material Affiliate Commercial Contract or Affiliate Services Contract; and (ii) if applicable, the estimated amounts to be received or paid (if such amounts can be reasonably estimated at such time), by the Segment Subsidiary to the Managing Member Counterparty under each new Affiliate Commercial Contract or Affiliate Services Contract disclosed in such Affiliate Contract Report.

(b)    For a period of 30 days beginning on the date on which the other Managing Member delivers its final Affiliate Contract Report with respect to a calendar year, each Managing Member shall have the right to request copies of any Affiliate Contract included in an Affiliate Contract Report delivered with respect to such calendar year for review. Thereafter, for a period of 45 days following the expiration of such 30-day period, such Managing Member shall have the right to refer any dispute relating to whether any such Affiliate Contract complies with Section 5.2(a)(xviii)-(xx) for resolution in accordance with Section 12.2. The exclusive remedy that may be awarded in any Claim or controversy arising from an audit conducted under this Section 5.3 shall be monetary damages.

Section 5.5    Meetings of the Managing Members.

(a)    For purposes of any decision or action requiring the joint approval of the Managing Members, the following provisions of this Section 5.5 shall apply.

(b)    Any Managing Member may vote at a meeting by a written proxy executed and delivered to the other Managing Member. Attendance (either in person in the United States, by remote communication pursuant to Section 5.5(g) or by proxy) of each Managing Member shall constitute a quorum for the transaction of business at a meeting of the Managing Members. Each

Managing Member shall be entitled to cast one vote on each matter on which such Managing Member is entitled to vote. Except as otherwise expressly provided in this Agreement, any action or event relating to business conducted at a meeting of the Managing Members shall be deemed approved by the Managing Members only if such action or event receives the required approval at a meeting at which a quorum is present or is approved by written consent as provided in Section 5.5(d). Any Member may attend any meeting of the Managing Members as an observer.

(c)    Any Managing Member may call a meeting of the Managing Members by giving notice to the other Managing Member at least seven days in advance of such meeting. Each notice of a meeting of the Managing Members shall contain (i) the date, time and location of the meeting, (ii) an agenda of the matters and proposals to be considered or voted upon and (iii) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Managing Members). A Managing Member may add matters to the agenda for a meeting by notice to each other Managing Member given not less than three days prior to a meeting, which notice shall include any additional proposals being proposed by such Managing Member to be considered at the meeting (including appropriate supporting information not previously distributed to the Managing Members). The Managing Members may consider proposals not contained in such meeting agenda at any meeting.

(d)    The Managing Members shall meet at such times and such locations as they may mutually agree, which locations need not be in the State of Delaware but shall be in the United States. Any action requiring approval of each of the Managing Members that could be taken at a meeting of the Managing Members may be taken without a meeting by means of a written consent signed by each Managing Member (all of such written consents to be signed in the United States).

(e)    The Managing Members shall designate a secretary of each meeting who shall make a record of each proposal voted on and the results of such voting at such meeting. The Administrative Member shall maintain a minute book containing a copy of the minutes of meetings of the Managing Members.

(f)    In lieu of any meeting, a Managing Member may submit any proposal that is within the powers of the Managing Members for written decision by the Managing Members. Each Managing Member shall communicate its written vote (all of such written votes to be cast in the United States) on the proposal by notice to the other Managing Member within seven days after such Managing Member’s receipt of the proposal. If a Managing Member fails to communicate its vote within such seven-day period, such Managing Member shall be deemed to have voted against such proposal.

(g)    A Managing Member may participate in any meeting by conference telephone or similar remote communications equipment by which all Persons participating in the meeting can hear each other (with participation in substantially all of any such meetings, and in the case of any particular meeting, the majority of such participation, to occur in the United States).

(h)    Attendance of a Managing Member at any meeting of the Managing Members (including by conference telephone or similar remote communication equipment or by proxy) shall constitute a waiver of notice of such meeting by such Managing Member, except where such Managing Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened and notifies each other Managing Member of such purpose.

(i)    All notices required or permitted to be given to any Managing Member pursuant to this Article 5 shall be sufficient in all respects if given in accordance with Section 13.2. Each such notice shall be deemed to be effective as provided in Section 13.2, and notice addresses may be changed as provided in Section 13.2.

Section 5.6    Resignation and Removal of a Managing Member.

(a)    A Managing Member may resign as a managing member of the Company at any time by giving written notice to each of the other Members. The resignation of a Managing Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A Managing Member that ceases to be a Member shall be deemed to have resigned as a managing member of the Company.

(b)    The Member that (together with its Affiliates) holds the largest Class A Percentage Interest may remove the Class A Managing Member at any time by delivering written notice of such removal to each of the other Members. The Member that (together with its Affiliates) holds the largest Class B Percentage Interest may remove the Class B Managing Member at any time by delivering written notice of such removal to each of the other Members.

(c)    Upon the resignation or removal of the Class A Managing Member, a successor shall be appointed by the Member that (together with its Affiliates) holds the largest Class A Percentage Interest by delivering written notice of such appointment to each of the other Members. Upon the resignation or removal of the Class B Managing Member, a successor shall be appointed by the Member that (together with its Affiliates) holds the largest Class B Percentage Interest by delivering written notice of such appointment to each of the other Members.

(d)    The resignation or removal of a Managing Member shall not otherwise affect its rights as a Member and shall not constitute a withdrawal of such Member.

Section 5.7    Members. No Member acting individually (other than a Member acting in its capacity as a Managing Member in accordance with this Agreement or the Administrative Member to the extent expressly provided in Section 5.9(a)) shall have any power or authority to manage or control the business, affairs or properties of the Company or any Segment Subsidiary, to bind the Company or any Segment Subsidiary in any way, to pledge any assets of the Company or any Segment Subsidiary, to enter into agreements on behalf of the Company or any Segment Subsidiary or to otherwise render the Company or any Segment Subsidiary liable for any purpose. Except as otherwise expressly provided in this Agreement, no Member (other than a Member acting in its capacity as a Managing Member) shall have voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the requisite Members necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to any Member that has not joined in such consent or approval.

Section 5.8    Fiduciary Duties; Acknowledgement and Release.

(a)    Notwithstanding anything in this Agreement to the contrary, no Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member) shall owe, and each other Member hereby waives, any duty (including any fiduciary or other similar duty to the extent that such exists under the Delaware Act or any other applicable Law) to the Company or any other Member, to the fullest extent permitted by Law, and no Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member) shall be obligated to act in the interests of the Company or any other Member (including any Member in its capacity as a Managing Member or Administrative Member). To the fullest extent permitted by Law, a Member, in taking or omitting to take any action (whether in its own capacity or in its capacity as a Managing Member or Administrative Member), shall be entitled to act or omit to act at its own direction, considering only such factors, including the separate interests of the Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member), that such Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member) chooses to consider, and any action or failure to act of a Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member), taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and each other Member (including any Member in its capacity as a Managing Member or Administrative Member), on the one hand, and such Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member), on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) on the part of such Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member). To the fullest extent permitted by Law, no Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member) shall be subject to any other or different duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) under this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity, and the provisions of this Agreement shall be deemed to have replaced any such other duty (including any fiduciary or other similar duty, to the extent that such exists under the Delaware Act or any other applicable Law) otherwise existing at Law or in equity.

(b)    The Company (on its own behalf and on behalf of each Segment Subsidiary) and each Member hereby agree that any claims against, actions, rights to sue, other remedies or other recourse to or against any Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member) or any of their respective Affiliates for or in connection with any such decision or determination made by such Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member) in accordance with this Agreement, whether arising in common law or equity or created by rule of Law, Contract (including this Agreement) or otherwise, are, in each case, expressly released and waived by the Company (on its own behalf and on behalf of each Segment Subsidiary) and each Member (in its own capacity and in its capacity as a Managing Member or Administrative Member), to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Members of the obligations provided in such agreement; provided, however, that nothing contained herein shall release or otherwise prevent any Member from asserting a claim against another Member (whether in its own capacity or in its capacity as a Managing Member or Administrative Member) to the extent such claim is not waivable under the Delaware Act or applicable Law.

Section 5.9    Administrative Member; Officers.

(a)    The Managing Members shall designate a Member to serve as the administrative member of the Company (the “Administrative Member”). The initial Administrative Member shall be PGC. In such capacity, the Administrative Member shall be responsible for taking any action expressly required or permitted to be taken by the Administrative Member under this Agreement but shall have no other management power or authority and shall not otherwise be entitled to bind the Company. The Administrative Member may resign as such, at any time, by giving written notice to each of the Managing Members. The Administrative Member may be removed by either Managing Member, following written notice to the Administrative Member and the other Managing Member and a reasonable period to cure, upon the occurrence of any material breach by the Administrative Member of its obligations as Administrative Member under this Agreement. The resignation or removal of an Administrative Member shall not otherwise affect its rights as a Member or Managing Member and shall not constitute a withdrawal of such Member.

(b)    The Company shall not have any officers and shall not hire any employees, in each case, without the approval of the Managing Members.

(c)    No Member shall be liable to the Company, any Segment Subsidiary or any other Member for any action taken or not taken by an employee of such Member that is taken in such employee’s capacity as an officer, director or manager of any Segment Subsidiary.

ARTICLE 6

INDEMNIFICATION

Section 6.1    No Liability of Members.

(a)    Except as otherwise required by the Delaware Act, no Covered Person shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b)    No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Delaware Act. The agreement set forth in the preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Delaware Act. However, if any court of competent jurisdiction or properly constituted arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 6.2    Exculpation.

(a)    No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that (i) a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s fraud or willful misconduct and (ii) a Covered Person that is a Member shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 12.2.

(b)    A Covered Person shall be fully protected in relying in good faith upon the records of the Company and the Segment Subsidiaries and upon such information, opinions, reports or statements presented to the Company, a Segment Subsidiary or the Covered Person by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, a Segment Subsidiary or the Covered Person, including information, opinions, reports or statements as to the value and amount of the assets, liabilities and Equity Interests of the Company and the Segment Subsidiaries, Net Profits, Net Losses, Class A Available Cash, Class B Available Cash or General Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(c)    Except as expressly set forth in this Agreement, no Covered Person shall have any duties or liabilities, including fiduciary duties, to the Company or the Members, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of a Covered Person otherwise existing at Law or in equity or under the Delaware Act, are agreed by the Members to replace such other duties and liabilities of a Covered Person.

Section 6.3    Indemnification. To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against all Liabilities arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that: (a) no Covered Person shall be entitled to be indemnified in respect of any Liability to the extent resulting from such Covered Person’s fraud or willful misconduct; and (b) no Covered Person that is a Member shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s breach of this Agreement, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 12.2. Any liability, cost or expense of the Company pursuant to this Section 6.3 shall be apportioned among the Members as provided in Section 3.1(d), and any indemnity under this Section 6.3 shall be provided solely out of and to the extent of the applicable assets of the Company as provided in Section 3.1(d), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 6.3 or any provision in this Section 6.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 6.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Liabilities relating to such matters may arise or be asserted.

Section 6.4    Expenses. To the fullest extent permitted by Law, expenses (including legal fees) reasonably expected to be incurred by a Covered Person in defending any Claim shall, from time to time, be advanced by the Company prior to the date such expenses are due to be paid. Notwithstanding the foregoing, (a) no Covered Person shall be entitled to advancement of expenses under this Section 6.4 if such expenses relate to any Claim brought by or on behalf of the Company against such Covered Person, (b) the Company shall have no obligation to advance any such amounts until such time as the Company has received a written undertaking by or on behalf of such Covered Person to repay (i) the entirety of such amount if it shall be determined that such Covered Person is not entitled to be indemnified pursuant to Section 6.3 or (ii) any amounts advanced to such Covered Person that are in excess of the expenses such Covered Person is actually required to pay, and (c) any obligation of the Company to make such advances under this Section 6.4 shall be (i) apportioned among the Members as provided in Section 3.1(d) and provided solely out of and to the extent of the applicable assets of the Company as provided in Section 3.1(d).

Section 6.5    Insurance.

(a)    The Company shall not procure or maintain insurance coverage for the benefit of the Company, the Members or any other Covered Person. Any insurance coverage may be procured by the Segment Subsidiary for the benefit of the Segment Subsidiary.

(b)    A Member may, at its own election, procure or cause to be procured insurance coverage covering the Member’s risks. Any such insurance procured by the Member will be for the sole benefit of the Member. Any Member insurance used in support of this Agreement shall be endorsed to waive rights of subrogation in favor of the Company and the Members. All premiums, deductibles, retentions, fronting arrangements, self-insurance or similar cost and expense applicable to such insurance shall be the sole responsibility of the Member obtaining such insurance.

ARTICLE 7

BOOKS AND RECORDS; ACCOUNTS

Section 7.1    Books and Records. At all times during the term of this Agreement, the Managing Members shall keep true and complete books of account for the Company. Such books shall reflect all Company transactions in accordance with GAAP, U.S. Federal (and applicable State and local) income tax Law or other applicable Law if the Law requires a particular set of books of account to reflect a different methodology; provided, that the Capital Accounts of the Members shall be maintained in accordance with Section 3.6.

Section 7.2    Availability of Books and Records. All of the books of account referred to in Section 7.1 and related tax returns, together with executed copies of this Agreement and the Formation Certificate, and any amendments thereto (and all such other books and records as may be required by the Delaware Act), shall at all times be maintained at the principal office of the Company, a Managing Member or the Administrative Member. Upon reasonable notice to the Managing Members, the books and records maintained by the Company shall be open to inspection and copying by a Member or its representative at its expense, during normal business hours at the principal office (or other applicable office) of the Company, the Managing Member or the Administrative Member maintaining such books and records.

Section 7.3    Company Financial Statements and Reports.

(a)    The Administrative Member shall, on behalf of the Company, prepare and deliver to the other Members the following financial statements:

(i)    audited financial statements of the Company with respect to the prior calendar year, consisting of an income statement, a balance sheet, a statement of owner’s equity and a statement of cash flows, prepared in accordance with GAAP, which shall be delivered to each Member within 90 days after receipt of the annual financial statements required under Section 7.4;

(ii)    unaudited quarterly financial statements of the Company with respect to the prior calendar quarter consisting of an income statement, a balance sheet, a statement of owner’s equity and a statement of cash flows, prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes, which shall be delivered to each Member within 45 days after receipt of the quarterly financial statements required under Section 7.4; and

(iii)    unaudited monthly financial statements of the Company with respect to the prior calendar month consisting of an income statement, a balance sheet, a statement of owner’s equity and a statement of cash flows, prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes, which shall be delivered to each Member within 45 days after receipt of the monthly financial statements required under Section 7.4.

(b)    All costs and expenses incurred by or on behalf of the Company pursuant to this Section 7.3 shall be apportioned among the Members as provided in Section 3.1(d).

Section 7.4    Segment Financial Statements and Reports.

(a)    Each Managing Member shall, on behalf of the Company, deliver to the other Members the following financial statements with respect to each Segment Subsidiary or, alternatively, a combined or consolidated financial statement for all Segment Subsidiaries in a Segment (if such financial statements are not publicly filed with the Securities and Exchange Commission):

(i)    unaudited financial statements thereof with respect to the prior calendar year (or audited financial statements, if audited financial statements have been prepared with respect to such calendar year), consisting of an income statement, a balance sheet, a statement of owner’s equity and a statement of cash flows, prepared in accordance with GAAP, which shall be delivered to each Member within 90 days after the end of each calendar year;

(ii)    unaudited quarterly financial statements thereof with respect to the prior calendar quarter consisting of an income statement, a balance sheet, a statement of owner’s equity and a statement of cash flows, prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes, which shall be delivered to each Member within 45 days after the end of each calendar quarter; and

(iii)    unaudited monthly financial statements thereof with respect to the prior calendar month consisting of an income statement, a balance sheet, a statement of owner’s equity and a statement of cash flows, prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes, which shall be delivered to each Member within 45 days after the end of each calendar month.

(b)    Each Managing Member shall provide the following with respect to the Segment managed by such Managing Member (if such information is not publicly filed with the Securities and Exchange Commission or otherwise delivered under Section 7.4(a)):

(i)    copies of any financial forecasts (including budgets and long-range planning forecasts for distributions and equity earnings) provided by any Segment Subsidiary to any Rating Agency, which shall be delivered to each other Member reasonably promptly thereafter;

(ii)    copies of any financial statements or other financial information provided to any holder of debt, preferred equity securities, convertible bonds and notes or similar instruments of any Segment Subsidiary, which shall be delivered to each other Member reasonably promptly thereafter;

(iii)    copies of any approved annual budget for the Segment it manages and any material updates thereto, which shall be delivered to each other Member reasonably promptly following the approval of such budget or material update, as applicable; and

(iv)    such other information regarding the Segment to the extent required for a Member or its Affiliates to comply with applicable Law; provided, that all costs and expenses incurred by the Segment or by the Company in responding to such request shall be apportioned to the requesting Member.

(c)    In the event a Segment does not prepare audited annual financial statements for any calendar year, then the Managing Member that does not manage the Segment shall have the right to request the Company to engage an independent certified public accounting firm of national recognition in the United States to conduct an audit and prepare audited annual financial statements of the Segment at such requesting Managing Member’s sole cost and expense and all without unreasonably interfering with the business of the Segment.

(d)    At any time during the 30 days following the 30th day after the end of any calendar quarter, a Managing Member may request the other Managing Member to provide additional information that has not already been provided and is reasonably available and reasonably necessary to confirm or determine (i) whether a material Prohibited Action or material Acceleration Action occurred during such quarter, (ii) whether, to the knowledge of such other Managing Member, facts and circumstances changed during such quarter with respect to any

Prohibited Action or Acceleration Action that occurred in a prior calendar quarter and (iii) if the determination of clause (i) or clause (ii) is affirmative, the amount (or estimate based on the information reasonably available) of any Prohibited Action Distribution, Acceleration Action Distribution or Recoupment Distribution (such information to include, as applicable, (A) Microsoft Excel files supporting the computation of such distributions and (B) copies of books, records and other documentation as may be reasonably requested and are reasonably necessary to support the computations reflected in such Microsoft Excel files). The non-requesting Managing Member shall use commercially reasonable efforts to cause such information to be provided to the requesting Managing Member within 10 days after receipt of the applicable request and respond to inquiries from the requesting Managing Member regarding information so provided. Solely for purposes of this Section 7.4(d), a Prohibited Action or Acceleration Action is material if such action, together with other Prohibited Actions and Acceleration Actions that occurred during the applicable quarter, resulted in the payment, receipt or other direct or indirect transfer of proceeds, consideration or other amounts in excess of $35 million.

(e)    Except as otherwise expressly provided under this Section 7.4, all costs and expenses incurred by or on behalf of the Company pursuant to this Section 7.4 shall be apportioned among the Members as provided in Section 3.1(d).

Section 7.5    Audits.

(a)    Each Member shall have the right to audit any unaudited financial statements delivered pursuant to Section 7.4 during the period of 150 days following the end of each calendar year, or such other period as may otherwise be mutually agreed by the Managing Members (the “Annual Audit Period”), by delivery of written notice to the Managing Member of the Segment subject to such audit, which notice shall set forth, in reasonable detail, the intended scope of the audit.

(b)    Not less than 15 Business Days after delivery of such audit notice, the auditing Member shall have the right to audit any unaudited financial statements delivered pursuant to Section 7.4 within the 24 calendar month period immediately preceding the date of such notice; provided, however, no audit under this Section 7.5 may be conducted more than once in any 12 calendar month period. Each Member must provide the Managing Member of the Segment subject to an audit a written notice of any claims for all discrepancies disclosed by said audit and related to the 24 calendar month period subject to such audit. The cost of each such audit shall be borne by the Member(s) requesting the audit. Any such audit shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of the Company and the Segment Subsidiaries. Where more than one Member requests an audit covering the same period, the requesting Members shall make every reasonable effort to conduct joint or simultaneous audits. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of the Managing Member that prepared the financial statements subject to the audit.

(c)    The Member(s) requesting an audit may request information prior to the commencement of the audit, and the Managing Member of the Segment subject to such audit shall, to the extent available, provide the information requested as soon as practicable in order to facilitate the forthcoming audit. The Managing Member shall, to the extent practicable, provide the information in electronic format or hard copy within the later of (i) 30 days after the written request or (ii) 60 days after such Member’s initial audit notice. The information requested shall be limited to that normally used for pre-audit work.

(d)    Any information obtained by a Member in connection with the conduct of an audit (whether related solely to the Company or otherwise) shall be subject to the confidentiality provisions of this Agreement.

(e)    At the conclusion of an audit, the Members shall endeavor to settle outstanding matters expeditiously. To that end, the Member(s) requesting the audit shall make a reasonable effort to prepare and distribute a written report to each Managing Member as soon as reasonably practicable and in any event within 90 days after the conclusion of an audit. The report shall include all Claims, if any, arising from such audit together with comments pertinent to the operation of the accounts and records. The Managing Member of the Segment subject to such audit shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than 90 days after delivery of the report.

(f)    All adjustments resulting from an audit agreed to between the Managing Member of the Segment subject to such audit and the Member(s) requesting such audit shall be reflected promptly in the Company’s books and records and reported to each Managing Member. If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Managing Members within 60 days. If no settlement can be reached by the parties to the dispute within 120 days after delivery of the report to the Managing Members, any party to the dispute may refer the matter to resolution in accordance with Section 12.2.

(g)    Notwithstanding anything to the contrary in this Agreement, no Member shall have the right to audit or access the books and records of any Member or any Affiliate of a Member or access any Contract to which any Member or any Affiliate of a Member is a party if the Company or a Segment Subsidiary is not a party thereto.

Section 7.6    Bank Accounts. The Administrative Member may establish, on behalf of the Company and in the Company’s name, such bank accounts as the Administrative Member may determine. The Administrative Member shall have signing authority with respect to such bank accounts. Each Managing Member may cause to be established, on behalf of the Company and in the Company’s name, such bank accounts for the Segment it manages as it may determine. Such Managing Member shall have signing authority with respect to such bank account. All revenues received by the Company shall be deposited into the Company bank accounts.

ARTICLE 8

TAX MATTERS

Section 8.1    Tax Returns. The Company, at the direction of the Tax Representative, shall cause the preparation and timely filing of all necessary U.S. Federal, state and local tax returns of the Company, including making the elections described in Section 8.3(a). Before the filing or amendment of any income or other material tax return of the Company, the Company shall (i) provide a draft of such tax return to any Managing Member that is not the Tax Representative for its review and comment at least 45 days before the due date for filing such tax return (taking into account extensions of time to file) and (ii) incorporate in such tax return all reasonable comments that are supportable at least at a “more likely than not” level of comfort and provided to the Tax Representative by such Managing Member within the 20 days immediately following its receipt of the Company’s draft; provided, however, that if a Managing Member believes that a change it requested reflects at least a “more-likely-than-not” level of comfort and the Company does not incorporate that change, the Company, the Tax Representative and such Managing Member shall negotiate in good faith to resolve the disagreement. If they are unable to resolve such disagreement in a timely fashion, the disagreement will be resolved using the procedures set forth in Section 8.5(c)(iii) of Appendix III (mutatis mutandis). If upon written request by the Company, each Member shall furnish to the Company all pertinent information that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed. The Class B Managing Members shall deliver to the Company as soon as practicable after the end of each calendar year, but in any event before January 31 of the subsequent calendar year, a good-faith estimate of the amounts to be included on the IRS Schedule K-1 for the Company for such completed calendar year with respect to the Class B Segment. The Company shall deliver to each Member as soon as practicable after the end of each calendar year, but in any event before March 31 of the subsequent calendar year, a good-faith estimate of the amounts to be included on the IRS Schedule K-1 for such Member for such completed calendar year. The Company shall deliver to each Member a final IRS Schedule K-1 together with such additional information as may be required by any Member (including a statement for such calendar year of each Member’s share of Net Profits and Net Loss (and items thereof) allocated to such Member) for the preparation and timely filing by the Members of their U.S. Federal, state and local income and other tax returns at least 20 days before the date that the U.S. Federal income tax return of the Company is filed. The Company shall bear the costs of the preparation and filing of its tax returns. Any tax returns of the Company legally required to be signed by a Member shall be signed by the Tax Representative (or, if the Tax Representative is not a Member, by a Member designated by the Tax Representative).

Section 8.2    Tax Partnership. It is the intention of the Members that the Company be classified as a single partnership for U.S. Federal and applicable state and local income tax purposes. Unless otherwise approved by all of the Members, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar or corresponding provisions of state or local Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 8.3    Tax Actions.

(a)    The Company shall make (or have in effect) the following elections in the manner required to make such elections effective:

(i)    to adopt the calendar year as the Fiscal Year, if permitted under the Code;

(ii)    to adopt the accrual method of accounting for U.S. Federal income tax purposes;

(iii)    if a distribution of assets of the Company described in Section 734 of the Code occurs or a Transfer of Membership Interests as described in Section 743 of the Code occurs pursuant to Section 754 of the Code, to adjust the basis of the assets of the Company; and

(iv)    to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code.

(b)    Except as provided in Section 4.3 and this Article 8, all Tax Actions with respect to the Company shall be made, taken or determined by the Tax Representative in its reasonable discretion; provided, however, that (i) the Tax Representative shall first provide written notice to any Managing Member that is not the Tax Representative of each such Tax Action that has, or could reasonably be expected to have a material and adverse impact on the taxes or tax position of such Member and shall permit such Member to review and provide comments with respect to such Tax Action, (ii) the Tax Representative shall allow such Member to participate in the process (including any third-party valuation process) with respect to determining the relative values of the assets treated as having been contributed to the Company pursuant to the transactions contemplated by the Merger Agreement, and in applying the methods and conventions set forth in Schedule 4.3 or Schedule 4.4, and (iii) the Tax Representative shall provide such Member with information reasonably necessary to compute or otherwise assess the accuracy of any distribution made pursuant to Appendix III. The Members acknowledge and agree that if a nationally recognized business valuation firm that is a member of the American Society of Appraisers is used to determine the value of assets at the Segment Subsidiary level and the Tax Representative has complied with clause (ii) of the previous sentence, then the results of that valuation shall be used as values of those assets treated as having been contributed to the Company pursuant to the transactions contemplated by the Merger Agreement. For the avoidance of doubt, except as provided in Section 5.2(a), all Tax Actions with respect to any Segment shall be made, taken or determined by the Managing Member of such Segment pursuant to the authority delegated to it hereunder.

Section 8.4    Tax Representative.

(a)    From and after the Effective Date, the Phillips 66 Member shall act as the Tax Representative (or, if it cannot act as the Tax Representative, shall appoint the Tax Representative). The Company hereby authorizes the Tax Representative to appoint a designated individual to act on behalf of the Tax Representative for each taxable year (as described in Treasury Regulation Section 301.6223-1(b)(3)(ii)) (a “Designated Individual”). Subject to this Article 8, the Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Treasury Regulations or other applicable guidance.

(b)    Except to the extent otherwise required by applicable Law, subject to the provisions of Section 8.3(a) and this Section 8.4, the Tax Representative shall have the exclusive right and sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Company, and any action taken by the Tax Representative in connection with any such audits or controversies shall be binding upon the Company and the Members and former Members; provided, however, that with respect to any such audit or controversy, (i) the Managing Member that is not the Tax Representative shall have the right to participate in the conduct thereof and

(ii) the Tax Representative shall not enter into any settlement or agreement with the applicable taxing authority without the prior written consent of such Member (not to be unreasonably withheld, conditioned or delayed) if the settlement or agreement would reasonably be expected to result in a material and adverse impact to such Member. No Member shall take any action or make any filing inconsistent with the actions of the Company and/or the Tax Representative. The Tax Representative shall give notice to the other Members of any audit, administrative or judicial proceeding relating to taxes of the Company as soon as reasonably practicable, but no later than 30 days, after becoming aware of such proceeding. The Tax Representative shall forward to each other Member copies of all significant written communications it may receive in that capacity and will keep the other Members reasonably informed concerning the progress and status of any such audit or proceeding.

(c)    Unless otherwise jointly determined by the Managing Members, the Company shall make the election under Section 6226(a) of the Code, if available, with respect to the alternative to payment of imputed underpayment of the Company and any corresponding election under State or local Law. To the extent the Company is required to make any payment for taxes, interest, addition to tax or penalty with respect to a Member’s share of any Covered Audit Adjustment, each Member shall indemnify and reimburse the Company in an amount as determined in the reasonable good-faith discretion of the Tax Representative and consistent with the allocations under Section 4.2(e), taking into account all relevant factors, including the Segment to which the tax relates, the Members’ applicable percentage interest, and the actions and status of the Members (including those described in Section 6225(c) of the Code). The Company may pursue all rights and remedies it may have against any Member (or former Member) pursuant to this Section 8.4. Any amounts payable to the Company under this Section 8.4(c) shall be payable by such Member within 15 Business Days of the Member’s receipt of notice that such payment is due. To the extent that, and at the time(s) as, any Member makes a payment to the Company under this Section 8.4(c), such payment shall increase such Member’s Capital Account as determined in the reasonable discretion of the Tax Representative, but shall not reduce the amount that such Member is otherwise obligated to contribute to the Company under this Agreement. The Company shall have a right of set-off against distributions to a Member or former Member (including, without limitation, distributions under Section 8.5 (including Appendix III)) for amounts to be indemnified pursuant to this Section 8.4(c), and any amount so withheld shall be treated as an amount distributed to such Member for purposes of Section 4.5 and Section 11.3. If a Member fails to pay any amount and the Company does not exercise its right of set-off with respect to such amount, the amount shall be treated as a loan by the Company to the Member bearing interest at the Prime Rate plus 5%, which loan shall be repaid within 15 days after demand by the Company.

(d)    Any reasonable, documented cost or expense incurred by the Tax Representative in connection with the roles and responsibilities described in this Section 8.4, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Members agree to reasonably cooperate with the Company and the Tax Representative as necessary to carry out the intent of this Section 8.4.

(e)    To the fullest extent permitted by applicable Law, a Member’s rights and obligations under this Section 8.4 shall survive the dissolution, liquidation, termination and winding-up of the Company and shall survive, as to each Member, such Member’s withdrawal from the Company or termination of the Member’s status as a Member. To the extent necessary to give effect to the preceding sentence, the word “Member” in this Section 8.4 shall include a former Member. No provision of this Section 8.4 shall be amended without the prior written consent of any former Member that would be adversely affected by such amendment.

(f)    If the Tax Representative is not a party hereto, the Company (or the Phillips 66 Member) shall cause the Tax Representative to comply with its responsibilities and obligations hereunder.

Section 8.5    Tax Protection Provisions. The Members shall comply with the covenants and agreements set forth in Appendix III.

Section 8.6    State Tax Sharing Arrangement. If applicable Law requires the Company or any of its Subsidiaries to participate in a state or local income, franchise or similar tax return required to be filed on a consolidated, combined, unitary or other similar basis (including a Texas franchise tax combined group report) with any Member, the parties agree that the Company shall, and, if applicable, the Company hereby directs the applicable Managing Member to cause any such Subsidiary to, promptly reimburse such Member for the applicable tax paid on behalf of the Company and such Subsidiary. The applicable tax paid on behalf of the Company and any such Subsidiary shall be deemed to be equal to the applicable tax that the Company and such Subsidiary would have paid if it had computed its applicable tax liability for the applicable reporting period on a separate entity basis rather than as a member of a consolidated, combined, unitary or other group. The Company and the Members agree that (a) the reporting Member may deduct for U.S. Federal income tax purposes 100% of the applicable tax attributable to the Company and any such Subsidiary and paid by such Member and (b) the reimbursement obligation of the Company and such Subsidiary shall be limited to the after-tax cost of the applicable tax attributable to the Company and such Subsidiary and paid by such Member, computed based on the highest marginal U.S. Federal income tax rate applicable to corporations.

Section 8.7    Tax Information. Notwithstanding any provision in this Agreement to the contrary, no Member or its Affiliates shall be required to provide the Company or any other Member with, and the Company and other Members shall have no right to receive or view, its tax returns, statements, workpapers, or similar documents or information. Each Member shall provide the Company with a duly executed IRS Form W-9 on the Effective Date.

Section 8.8    Other Tax Laws. The provisions of this Agreement with respect to Federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of U.S. state or local or non-U.S. Law as determined by the Company, except, for greater certainty, to the extent otherwise indicated in this Agreement (including Appendix III).

ARTICLE 9

TRANSFERS; ENCUMBRANCES; ADDITIONAL AND SUBSTITUTE MEMBERS

Section 9.1    Transfers of Membership Interests.

(a)    Any Member may Transfer its Membership Interests in compliance with the terms of this Agreement. Any attempted Transfer of Membership Interests other than in compliance with the terms of this Agreement shall be null and void and of no force or effect. Any Member that Transfers its Membership Interests shall promptly provide written notice thereof to the Administrative Member and the other Members.

(b)    Except for any Transfer approved by the Managing Members, any Transfer by a Member of its Membership Interests must:

(i)    be a Transfer to a Wholly-Owned Affiliate of such Member or a Transfer made in compliance with Article 10;

(ii)    be made in compliance with Section 9.1(c), Section 9.1(d), Section 9.2 and Section 9.4;

(iii)    be made in compliance with all applicable Laws;

(iv)    not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940;

(v)    be a Transfer to a Person that meets the Creditworthiness Requirements or whose obligations are guaranteed pursuant to a Guaranty issued by its Ultimate Parent (or a Wholly-Owned Affiliate) that meets the Creditworthiness Requirements; and

(vi)    for as long as the Company is classified as a partnership for Federal income tax purposes, (i) not be effectuated through an established securities market or a secondary market (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or (ii) not otherwise result in the Company being treated as a publicly traded partnership as such term is defined in Section 7704(b) of the Code and the Treasury Regulations promulgated thereunder.

(c)    Any Transfer of Class A Membership Interests or Class B Membership Interests must be accompanied by a Transfer of the same relative percentage of the Member’s Class B Membership Interests or Class A Membership Interests, respectively, such that the transferee holds the same relative percentage of Class A Membership Interests and Class B Membership Interests as the transferor held before the Transfer.

(d)    No transferee of a Class A Membership Interest or a Class B Membership Interest shall be entitled to any Acceleration Action Distribution, Prohibited Action Distribution, or Recoupment Distribution, unless such transferee is a Wholly-Owned Affiliate of the transferor.

Section 9.2    Conditions Precedent to a Transfer of Membership Interests. In addition to satisfying the requirements of Section 9.1 and elsewhere in this Agreement, as a condition precedent to the Company recognizing any Transfer, each transferor and transferee must satisfy the conditions set forth in this Section 9.2.

(a)    The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to affect such Transfer. In the case of a Transfer involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor or transferee for all reasonable costs and expenses that it incurs in connection with such Transfer.

(b)    The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Membership Interests Transferred and any other information reasonably necessary to permit the Company to file all required Federal and State tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Membership Interests until it has received such information.

(c)    A Member making a Transfer permitted by this Agreement shall (i) at least 10 Business Days before such Transfer, deliver to the Company an affidavit of non-foreign status with respect to such Member that satisfies the requirements of Section 1446(f)(2) of the Code, or (ii) no more than 15 Business Days following such Transfer, provide to the Company proof that the transferee Member has properly withheld and remitted to the IRS the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code.

Section 9.3    Encumbrances by Members. Each Member shall be permitted to Encumber all or a portion of its Membership Interests without the consent or approval of any Member if such Encumbrance is in favor of a Third Party financial institution to secure indebtedness for borrowed money; provided, that any such Encumbrance (and any Transfer resulting from the occurrence of a foreclosure thereof) shall be made expressly subject to the terms and conditions of this Agreement.

Section 9.4    Admission of Substitute Members. On the terms and subject to the conditions of Section 9.1 and Section 9.2, and if a transferee of Membership Interests is not already a Member of the Company, upon the delivery to the Company by such transferee of an executed addendum agreement in the form attached as Exhibit A (an “Addendum Agreement”), (a) such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Substitute Member and (b) the applicable transferor shall thereafter cease to have any rights, powers or privileges as a Member with respect to the Membership Interests Transferred by such transferor or any obligations in respect thereof other than liabilities arising prior to the date of such Transfer.

Section 9.5    Admission of Additional Members. A Person that is issued Membership Interests in accordance with this Agreement shall be admitted to the Company as an Additional Member, with all the rights and obligations of a Member, if such Additional Member shall have executed and delivered to the Company (a) an Addendum Agreement and (b) such other documents or instruments as may be required in the Managing Members’ reasonable judgment to effect the admission. No issuance of Membership Interests shall be effective, and no purchaser of any such issued Membership Interests shall be deemed to be a Member, if the foregoing conditions are not satisfied.

Section 9.6    Rights and Obligations of Additional Members and Substitute Members.

(a)    All Substitute Members and Additional Members shall have all the rights, powers and privileges and be subject to all the obligations, restrictions and Liabilities under this Agreement relating to a Member.

(b)    Upon the admission of an Additional Member or Substitute Member, the Administrative Member shall, without the consent of any other Person, revise the Member Schedule to (i) reflect the name and address of, and Membership Interests held by, such Additional Member or Substitute Member; (ii) eliminate or adjust, if necessary, the name, address and class of Membership Interests, as applicable, of the predecessor of such Substitute Member; and (iii) adjust the Class A Percentage Interest and Class B Percentage Interest, as applicable, of each Member, if applicable. Admission of an Additional Member or Substitute Member shall become effective on the date such Person’s name is recorded in the Member Schedule. The foregoing revisions to the Member Schedule shall not be considered amendments to this Agreement and shall not require approval hereunder. The Administrative Member will, from time to time, distribute to the other Members a revised Member Schedule to reflect any such changes.

Section 9.7    No Other Persons Deemed Members. Other than the Members as of the Effective Date and any Person admitted to the Company as an Additional Member or a Substitute Member as provided in this Agreement, no Person shall be, or be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Member Schedule as a Member, or to its legal representatives, shall relieve the Company of all Liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

ARTICLE 10

RESTRICTED ISSUANCES; RIGHT OF FIRST REFUSAL; CALL RIGHTS;

PREEMPTIVE RIGHTS

Section 10.1    Restricted Issuances. Prior to the 8th anniversary of the Effective Date, no Member shall effect or permit a transaction that constitutes a Restricted Issuance without the prior written consent of both Managing Members. Any Restricted Issuance other than in compliance with this Section 10.1 shall be null and void and of no force or effect.

Section 10.2    Right of First Refusal.

(a)    If any Member desires to Transfer all or any portion of its Membership Interests (such Membership Interests, the “ROFR Interests”), other than a Transfer to its Wholly-Owned Affiliate (any such transaction, a “ROFR Sale”), such Member (the “Selling Member”) shall deliver written notice (the “ROFR Sale Notice”) to the other Member(s) (each such Member, a “Non-Selling Member”), at least 45 days prior to any such proposed Transfer. Any ROFR Sale must be for cash consideration exclusively and shall not include any earn-out or other contingent consideration. The ROFR Sale Notice shall include a reasonably detailed description of the ROFR Sale, including (A) the identity of the prospective transferee (the “Buyer”), (B) the cash purchase price to be paid by the Buyer for the ROFR Interests (the “ROFR Price”) and (C) shall be accompanied by a copy of the signed purchase agreement pursuant to which the Selling Member proposes to effect the Transfer (the “Purchase Agreement”). The Purchase Agreement shall, by its terms, be expressly subject to the Non-Selling Member’s exercise of its rights pursuant to this Section 10.2. The ROFR Sale Notice shall constitute an irrevocable offer to sell the ROFR Interests to the Non-Selling Member on the terms set forth in the Purchase Agreement, including the price set forth therein.

(b)    The Non-Selling Members may elect to purchase all (but not less than all) of the ROFR Interests pursuant to this Section 10.2(b) by delivering a written notice (a “ROFR Election Notice”) to the Selling Member within 45 days after delivery of the ROFR Sale Notice, stating an election to purchase the ROFR Interests at the ROFR Price. If any Non-Selling Member timely delivers a ROFR Election Notice, such Non-Selling Member shall have the right and the obligation to purchase the ROFR Interests at the ROFR Price. If more than one Non-Selling Member delivers a ROFR Election Notice, then each Non-Selling Member will be deemed to have exercised its election to purchase the ROFR Interests that constitute (A) Class A Membership Interests in proportion to its and its Affiliates’ relative Class A Percentage Interest (as compared to that of the other Non-Selling Member and its Affiliates) and (B) Class B Membership Interests in proportion to its and its Affiliates’ relative Class B Percentage Interest (as compared to that of the of the other Non-Selling Member and its Affiliates). The closing of the sale of the ROFR Interests pursuant to this Section 10.2(b) shall occur no later than 60 days after the date of the ROFR Election Notice, extended for any period required to obtain any consents required by any Governmental Authority. All other terms of the sale of the ROFR Interests to such Non-Selling Member shall be substantially identical to the terms contained in the Purchase Agreement.

(c)    If a ROFR Election Notice is not delivered to the Selling Member within the 45-day period set forth in Section 10.2(b), the Selling Member will be free to Transfer the ROFR Interests to the Buyer on the same terms set forth in the Purchase Agreement (or terms no more favorable to the Buyer). If the sale of the ROFR Interests to the Buyer is not so consummated within 60 days after the expiration of the 45-day ROFR Election Notice deadline (subject to extension pursuant to Section 10.2(b)), any proposed Transfer of the ROFR Interests, other than a Transfer to a Wholly-Owned Affiliate of the Selling Member, will again be subject to this Section 10.2.

(d)    If any Transfer of ROFR Interests involves the sale or other disposition of assets (including Equity Interests) other than the ROFR Interests, then the Selling Member shall provide a ROFR Sale Notice with respect to the ROFR Interests with a ROFR Price that is separate from the purchase price the Selling Member is entitled to receive with respect to the other assets (including Equity Interests) included in such transaction and shall be reflective of the Fair Market Value of the ROFR Interests. Any objections or disputes relating to the valuation of the portion of the consideration that is attributable to the ROFR Interests shall be resolved in accordance with Section 12.4.

Section 10.3    Change in Control Call Right.

(a)    If at any time a Change in Control occurs with respect to any Member, then such Member (the “Call Right Responsible Member”) shall, within 30 days after such Change in Control, give written notice (a “Call Right Notice”) to the Managing Member(s) (other than the Call Right Responsible Member) (each such Managing Member, a “Call Right Holder”), which Call Right Notice shall set forth in reasonable detail (i) a description of such Change in Control and (ii) the Call Right Responsible Member’s good faith determination of the Fair Market Value of the Membership Interests held by the Call Right Responsible Member (such Membership Interests, the “Call Interests” and the Fair Market Value of the Call Interests, the “Call Price”). The Call Right Notice shall constitute an irrevocable offer by the Call Right Responsible Member to sell to the Call Right Holder all of the Call Interests held by the Call Right Responsible Member for cash equal to the Call Price, as finally determined in accordance with Section 10.3(e). By delivering a Call Right Notice, the Call Right Responsible Member represents and warrants to the Call Right Holder that: (A) the Call Right Responsible Member has full right, title and interest in and to the Call Interests; (B) the Call Right Responsible Member has all the necessary power and authority and has taken all necessary action to sell such Call Interests as contemplated by this Section 10.3; and (C) the Call Interests are free and clear of any and all Encumbrances other than (x) those arising as a result of or under the terms of this Agreement and (y) restrictions on transfer under applicable securities Laws.

(b)    The Call Right Holders may elect to purchase all (but not less than all) of the Call Interests by delivering a written notice (the “Call Interest Notice”) to the Call Right Responsible Member, within 45 days after delivery of the Call Right Notice, which Call Interest Notice shall (i) state that such Call Right Holder is electing to purchase all of the Call Interests and (ii) either (A) confirm its agreement with the Call Price set forth in the Call Right Notice or (B) set forth its determination of the Call Price.

(c)    If a Call Right Holder does not deliver a Call Interest Notice to the Call Right Responsible Member prior to the expiration of such 45-day period, then such Call Right Holder shall be deemed to have elected not to exercise its right to acquire the Call Interests in accordance with this Section 10.3. If any Call Right Holder timely delivers a Call Interest Notice, such Call Right Holder shall have the right to purchase all, but not less than all, of the Call Interests for cash equal to the Call Price, as finally determined in accordance with Section 10.3(e). If more than one Call Right Holders delivers a Call Interest Notice, then each Call Right Holder will be deemed to have exercised its election to purchase the Call Interests that constitute (A) Class A Membership Interests in proportion to its and its Affiliates’ relative Class A Percentage Interest (as compared to that of the other Call Right Holder and its Affiliates) and (B) Class B Membership Interests in proportion to its and its Affiliates’ relative Class B Percentage Interest (as compared to that of the other Call Right Holder and its Affiliates).

(d)    The closing of the sale of the Call Interests pursuant to this Section 10.3 shall occur no later than the later of (i) 60 days after the delivery of such Call Right Holder’s Call Interest Notice or (ii) if the Call Price is to be determined by an investment bank or appraisal firm pursuant to Section 10.3(e), then 10 days after such determination unless the Call Right Holder withdraws its offer in accordance with Section 10.3(e), in each case extended for any period required to obtain any consents required by any Governmental Authority. At any closing of the Transfer of Call Interests contemplated by this Section 10.3, in consideration of the receipt of the purchase price in immediately available funds, the Call Right Responsible Member shall Transfer to the applicable Call Right Holder all right, title and interest in and to the Call Interests, free and clear of all Encumbrances other than (i) those arising as a result of or under the terms of this Agreement and (ii) restrictions on transfer under applicable securities Laws, and, at the reasonable request of any such Call Right Holder, shall execute all other documents and take other actions as may be reasonably necessary or desirable to effectuate the Transfer of the Call Interests to such Call Right Holder and to carry out the purposes of this Agreement.

(e)    For purposes of this Section 10.3, the “Call Price” of the Call Interests shall be the Fair Market Value of the Call Interests, in each case, as agreed to by the Call Right Responsible Member and the exercising Call Right Holder(s); provided, however, that if such parties fail, in good faith, to agree on the Call Price, the Call Price shall be determined in accordance with Section 12.4. In any event, within 30 days after the determination of the Call Price in accordance with Section 12.4, an exercising Call Right Holder may withdraw its Call Interest Notice.

Section 10.4    Preemptive Rights.

(a)    If a Segment Subsidiary newly issues any Equity Interests to (or receives any capital contributions from) its Managing Member or an Affiliate of its Managing Member, other than any Permitted Issuance, then each other Member that holds Membership Interests with respect to such Segment shall have the right to purchase its Proportionate Share of such newly issued Equity Interests (or make its Proportionate Share of capital contributions and receive Equity Interests in exchange therefor) (a “Preemptive Rights Issuance”). Any issuance of Equity Interests by a Segment Subsidiary to its Managing Member or an Affiliate of its Managing Member (other than a Permitted Issuance) shall be at a price that reflects the Fair Market Value of the existing Equity Interests of such issuing Segment Subsidiary.

(b)    Prior to issuing any Equity Interests in a Preemptive Rights Issuance, the Managing Member of the Segment Subsidiary (the “Initiating Member”) shall deliver prior written notice (the “Preemptive Rights Offer Notice”) to the other Members (each such Member, an “Eligible Purchaser”). The Preemptive Rights Offer Notice shall specify the percentage of Equity Interests the Segment Subsidiary proposes to issue (the “New Interests”), the price per unit and all other material terms and conditions of such proposed issuance known as of the date of the Preemptive Rights Offer Notice.

(c)    For a period of 10 Business Days following the delivery of the Preemptive Rights Offer Notice, the Eligible Purchaser or its designated Affiliate may elect to purchase all of the Eligible Purchaser’s Proportionate Share of such New Interests by delivering written notice (the “Preemptive Rights Election Notice”) to the Initiating Member. An Eligible Purchaser or its designated Affiliate that timely delivers such election notice shall be deemed an “Electing Purchaser” for purposes of this Section 10.4.

(d)    If a Preemptive Rights Election Notice is not delivered by an Electing Purchaser prior to the expiration of such 10-Business Day period, then the Segment Subsidiary may issue such New Interests for the consideration, on a per-unit basis, and on terms substantially similar to those set forth in the Preemptive Rights Offer Notice (and in any event, no less favorable to the Segment Subsidiary). The issuance of any New Interests purchased pursuant to this Section 10.4(d) must be consummated no later than 30 days after the expiration of such 10-Business Day period, subject to receipt of any required consents of any Governmental Authority.

(e)    If a Preemptive Rights Election Notice is delivered by an Electing Purchaser prior to the expiration of such 10-Business Day period, then the Electing Purchaser shall purchase from the Segment Subsidiary, for the consideration and on the terms set forth in the Preemptive Rights Offer Notice, such Electing Purchaser’s Proportionate Share of the New Interests and the Segment Subsidiary may sell the balance of the New Interests it proposed to sell in the Preemptive Rights Issuance and on the terms set forth in the Preemptive Rights Offer Notice. The Initiating Member shall cause the Segment Subsidiary issuing the New Interests to admit the Electing Purchaser as a member or partner thereof, as applicable, and the Electing Purchaser shall become a party to the relevant Governing Documents of such Segment Subsidiary and shall be entitled to the same rights and obligations as other members or partners thereof holding interests similar to the Electing Purchaser.

ARTICLE 11

DISSOLUTION; WINDING UP AND TERMINATION

Section 11.1    Causes of Dissolution, Winding Up and Termination. The Company shall be dissolved and its affairs wound up only upon approval by the Managing Members. For the avoidance of doubt, the Bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 11.2    Notice of Dissolution. Upon the dissolution of the Company, the Managing Members shall promptly notify each Member of such dissolution.

Section 11.3    Liquidation.

(a)    Upon dissolution of the Company, the Managing Members shall, or may appoint one or more Persons as a liquidator to, carry out the winding up of the Company and commence to wind up such affairs; provided, that a reasonable time shall be allowed for the orderly liquidation of the assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.

(b)    The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Managing Members (or the liquidator appointed pursuant to Section 11.3(a)) reasonably deem necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company. Any remaining assets shall be applied and distributed to the Members in accordance with their positive Capital Account balances at such time (after taking into account the capital account adjustments described in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) for the Company taxable year during which such liquidation occurs), with such distributions to be made by the end of the taxable year in which the liquidation occurs or, if later, 90 days after the date of the liquidation in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).

Section 11.4    Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 11 and the Formation Certificate shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

ARTICLE 12

GOVERNING LAW; DISPUTES; DEADLOCKS; EXPERT PROCEEDINGS

Section 12.1    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Delaware Act, such provision of the Delaware Act shall control. If any provision of the Delaware Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

Section 12.2    Disputes.

(a)    Except with respect to any determination of Fair Market Value or any matter subject to resolution in accordance with Section 8.05(c)(iii) of Appendix III, the sole and exclusive remedy for any Claim or controversy arising out of or relating to this Agreement, including the existence, validity, interpretation, application, breach or asserted breach of any provision of this Agreement (a “Dispute”), shall be final and binding arbitration in accordance with this Section 12.2.

(b)    Any party wishing to initiate the procedures set forth in this Section 12.2 shall provide written notice to the other parties involved in such Dispute, which shall include a statement of the initiating party’s position and a summary of arguments supporting its position. Within 15 days after delivery of such notice, each receiving party shall promptly submit to the initiating party a written response, which shall include a statement of such party’s position and a summary of arguments supporting its position. The disputing parties shall then attempt in good faith to resolve the Dispute within 30 days after delivery of such response or, if no response is delivered, within 45 days after delivery of the notice by the initiating party (such period, the “Dispute Negotiation Period”), by negotiations between executives who have authority to settle the Dispute. During the Dispute Negotiation Period, such executives of the disputing parties shall meet at least weekly, or more or less frequently as may be agreed to by the disputing parties, at a mutually agreeable time and location. If agreed to by each disputing party, meetings may be held by conference telephone or similar remote communications equipment by which all parties participating in the meeting can hear one another.

(c)    If the Dispute is not resolved during the Dispute Negotiation Period, the Dispute shall be determined by final and binding arbitration conducted in accordance with the following provisions of this Section 12.2:

(i)    The arbitration shall be self-administered and conducted according to the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”), including, if appropriate, the Procedures for Large, Complex Commercial Disputes (the “Rules”).

(ii)    The award rendered by the arbitrator(s) shall be final and binding on the parties to the arbitration and may be entered and enforced in any court of competent jurisdiction and any court where a party or its assets is located (to whose jurisdiction the parties consent for the purposes of enforcing the award).

(iii)    The arbitration shall be conducted before a single arbitrator mutually agreed to by each party to the arbitration (or appointed by the AAA if such parties fail to agree on a single arbitrator within 20 days after receipt of the request for arbitration), or at the request of any party to the arbitration if the amount in controversy is in excess of $5 million, a panel of three neutral arbitrators. If a panel of arbitrators will be appointed, one arbitrator will be appointed by each party to the arbitration within 20 days of receipt by the respondents of the request for arbitration delivered pursuant to the Rules or, if either party to the arbitration fails to appoint an arbitrator within such 20-day period, such arbitrator shall be appointed by the AAA in accordance with the Rules. The third arbitrator, who shall serve as the chairperson, shall be appointed by agreement of the two party-appointed arbitrators within 14 days of the appointment of the second arbitrator or, if the two party-appointed arbitrators fail to agree within such 14-day period, appointed by the AAA in accordance with the Rules. Each arbitrator will be generally knowledgeable about the industry in which the Company operates its business and the nature of the issues to be arbitrated and is qualified by education, experience and training to render a decision upon the issues in dispute. If for any reason an arbitrator is unable or unwilling to perform the duties of the office, unless otherwise agreed by the parties, the resulting vacancy will be filled by an arbitrator appointed in accordance with the applicable provisions of this Section 12.2(c)(iii).

(iv)    The seat or place of arbitration shall be Houston, Texas. The arbitration shall be conducted and the award shall be rendered in the English language.

(v)    The arbitrators shall be entitled to award any appropriate remedy, except for any remedy that is not provided for by Law, is waived by the party that is seeking relief or is otherwise excluded or prohibited by this Agreement. Any award rendered by the arbitrator(s) shall be in writing and shall include the reasoning on which the award rests.

(vi)    Unless otherwise ordered by the arbitrator(s) as part of its award, each party to the arbitration shall bear its own costs and expenses of arbitration, including, if the arbitration is conducted before a panel of arbitrators, the arbitrator appointed by the party (or appointed on its behalf by the AAA). The fees and expenses of any other arbitrator and of any expert or other person whose assistance is engaged by the arbitrator(s) shall be borne equally by the parties to the arbitration.

(d)    Except where disclosure is required by applicable Law or with the prior written consent of each party, all discussions, negotiations and proceedings under this Section 12.2 shall be conducted on a strictly confidential basis and the parties to such proceedings shall, and shall cause their respective Affiliates to, not disclose the existence or contents of such discussions, negotiations or proceedings, or the results or outcome thereof, or any documents or other information exchanged or presented in connection with the foregoing, to any third party except such party’s legal counsel and other representatives that are subject to a duty or obligation of confidentiality. Notwithstanding the foregoing, the existence of any arbitration or of any award rendered therein may be disclosed as required in any judicial proceeding ancillary to such arbitration to confirm or enforce such award.

(e)    The fact that the dispute resolution procedures under this Section 12.2 have been invoked will not, in and of itself, excuse any party hereto from performing its obligations under this Agreement.

Section 12.3    Deadlock Resolution.

(a)    If the Managing Members have failed to approve any action (or failed to respond within 10 Business Days of receipt of written notice requesting approval) that requires the approval of each Managing Member under this Agreement (a “Deadlock”), either Managing Member may submit such matter to further negotiation by giving written notice to the other Managing Member.

(b)    For a period of 30 days after delivery of such notice (the “Deadlock Negotiation Period”), the Managing Members shall attempt in good faith to resolve the Deadlock by negotiations between executives who have authority to approve the action subject to Deadlock. During the Deadlock Negotiation Period, such executives of the Managing Members shall meet at least weekly, or more or less frequently as may be agreed to by the Managing Members, at a mutually agreeable time and location. If agreed to by each Managing Member, meetings may be held by conference telephone or similar remote communications equipment by which all parties participating in the meeting can hear one another.

(c)    If the Deadlock is not resolved during the Deadlock Negotiation Period, the action subject to Deadlock shall be considered not to have been approved by the Managing Members. The failure to resolve any Deadlock shall not, in and of itself, constitute a Dispute.

(d)    Notwithstanding anything to the contrary in this Agreement, despite the occurrence of any Deadlock, each Member hereby irrevocably waives, to the fullest extent permitted by Law, any right it may have to maintain any action for dissolution of the Company under Section 18-802 of the Delaware Act or otherwise at Law or in equity.

Section 12.4    Expert Proceedings.

(a)    For any determination of Fair Market Value, any Member may request that such determination be referred to an independent expert in accordance with this Section 12.4. The Members shall use commercially reasonable efforts to cause any expert determination under this Section 12.4 to be made as expeditiously as reasonably practicable. The fees and costs of the expert shall be borne by the Member requesting such Fair Market Value determination; provided, that for any Fair Market Value determination conducted pursuant to this Section 12.4, the fees and costs of the expert shall be borne equally by the Members involved in such determination. The expert is not an arbitrator and shall not be deemed to be acting in an arbitral capacity. This Section 12.4 shall be the exclusive resolution procedure for any determination of Fair Market Value under this Agreement.

(b)    The Fair Market Value of the Equity Interests of any Segment Subsidiary determined by mutual agreement of the Managing Members or determined in accordance with this Section 12.4 shall be conclusively deemed the Fair Market Value of such Equity Interests for any issuances during the period commencing immediately following the date of such determination and ending on the last day of the 12th full calendar month thereafter; provided, however, that the Fair Market Value of the Equity Interests of such Segment Subsidiary as so determined shall be adjusted to reflect any distribution or material acquisition or disposition, in each case, that occurs after the date of the Fair Market Value determination and prior to the date of issuance of new Equity Interests, as follows: (i) increased by the total amounts paid by the Segment Subsidiary (or its Subsidiaries) to acquire any material assets or Equity Interests; and (ii) decreased by the total amounts paid to such Segment Subsidiary (or its Subsidiaries) for the sale of any material assets. Notwithstanding anything to the contrary in this Section 12.4(b), (A) if the aggregate proceeds from the issuance of Equity Interests after the date of such determination based on such Fair Market Value will exceed $500 million, in one or more issuances within the same 90-day period, either Managing Member may request a new determination of Fair Market Value prior to the issuance of any additional Equity Interests; and (B) the Managing Member of a Segment may, at any time, make a new determination of Fair Market Value for any Segment Subsidiary in the Segment it manages.

(c)    The Member desiring an expert determination shall deliver written notice to each other Member. Following delivery of such notice, the Members shall mutually select an independent expert. If the Members are unable to agree upon an expert within 10 days after delivery of such notice, then upon the request of any Member, the Houston, Texas office of the AAA shall appoint such expert. Any expert appointed by the AAA for any determination of Fair Market Value shall be a nationally recognized investment banking firm or appraisal firm, with experience valuing assets or securities in the oil and gas industry of the type that are subject to such Fair Market Value determination (including, if such Fair Market Value determination involves the valuation of non-public securities, experience valuing non-public securities).

(d)    All communications between any Member and the expert shall be conducted in writing, with copies sent simultaneously to each other Member in the same manner, or at a meeting to which representatives of all Members have been invited and of which such Members have been provided at least 10 days’ prior written notice.

(e)    Within 30 days after the expert’s acceptance of its appointment, the Members shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data (excluding any information or data protected by attorney-client privilege). Within 30 days of receipt of the above-described materials and after receipt of additional information or data as may be reasonably required by the expert, the expert shall select the proposal that is closest to its determination of the Fair Market Value of the assets or securities subject to such determination.

(f)    The expert may not propose alternate positions or award damages, interest or penalties to any Members with respect to any matter. The expert’s decision shall be final and binding on the Members. Any Member that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

(g)    Notwithstanding anything to the contrary in this Agreement, no Member may request an expert determination under this Section 12.4 challenging another Member’s determination of Fair Market Value if the Member seeking to challenge the determination either (i) agreed with such determination, in writing; (ii) in the case of any issuance of Equity Interests for which a Member received notice pursuant to this Agreement, failed to deliver written notice to the other Members invoking the procedures under this Section 12.4 within 30 days after such notice of issuance; or (iii) such Fair Market Value determination seeks to challenge any Fair Market Value determination that has been finally determined in accordance with this Section 12.4.

ARTICLE 13

MISCELLANEOUS

Section 13.1    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart to this Agreement shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile or other electronic transmission shall be deemed an original signature hereto.

Section 13.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested) or (c) on the date sent by email (upon affirmative reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the appropriate party at the following addresses or e-mail addresses (or at such other address or e-mail address for such party as shall be specified for such purpose in a notice given in accordance with this Section 13.2):

If to the Company:

DCP Midstream, LLC

c/o Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Managing Director, Corporate BD

Email:

with a copy to the Phillips 66 Member, the Enbridge Member and the Administrative Member.

If to the Enbridge Member:

Enbridge (U.S.) Inc.

5400 Westheimer Court

Houston, Texas 77056

Attention: Chief Legal Officer

Email:

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Douglas S. Bland

Email:

If to the Phillips 66 Member or the Administrative Member:

Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Managing Director, Corporate BD

Email:

with a copy (which shall not constitute notice) to:

Phillips 66 Company

2331 CityWest Blvd.

Houston, Texas 77042

Attention: Deputy General Counsel, CMMBD

Email:

Section 13.3    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the parties hereto in negotiating this Agreement shall be paid by the party incurring the same, including legal and accounting fees, costs and expenses.

Section 13.4    Waivers; Rights Cumulative. Any of the terms, covenants, or conditions of this Agreement may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of any party hereto, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a party hereto to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party hereto of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the parties hereto under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 13.5    Entire Agreement; Conflicts. THIS AGREEMENT (INCLUDING ITS APPENDICES, EXHIBITS AND SCHEDULES), CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SUCH PARTIES AND THEIR RESPECTIVE AFFILIATES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES OR THEIR RESPECTIVE AFFILIATES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PARTY OR SUCH PARTY’S AFFILIATES SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THE BODY OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY APPENDIX, EXHIBIT OR SCHEDULE HERETO, THE TERMS AND PROVISIONS OF CONTAINED IN THE BODY OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE APPENDICES, EXHIBITS OR SCHEDULES HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THE BODY OF THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.5.

Section 13.6    Amendment. This Agreement may be amended only by an instrument in writing approved by all of the Members and expressly identified as an amendment or modification; provided, that the Administrative Member may update the Member Schedule at any time to reflect changes in the list of the Members, their respective mailing addresses and Membership Interests currently held by each Member and the current Class A Percentage Interest and Class B Percentage Interest of each Member.

Section 13.7    Parties in Interest. Except as provided in Section 6.2, Section 6.3 and Section 6.4, nothing in this Agreement, express or implied, shall entitle any Person other than the parties hereto, or their respective successors and permitted assigns to any Claim, remedy or right of any kind; provided, however, that the Company shall be an express third party beneficiary of this Agreement.

Section 13.8    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 13.9    Confidentiality.

(a)    The parties hereto agree that (i) all information related to the business of the Class A Segment that is provided to a Member (other than the Class A Managing Member or its Affiliates); (ii) all information related to the business of the Class B Segment that is provided to a Member (other than the Class B Managing Member or its Affiliates); (iii) all information related to the business of the Company (other than the business of each Segment) that is provided to a Member; and (iv) except as may have been filed pursuant to Section 13.9(a)(xi), the terms and provisions of this Agreement in each case, that is typically considered confidential shall be considered “Confidential Information” hereunder, shall be kept confidential by the Receiving Member (the “Receiving Party”) and its Affiliates and shall not be disclosed during the term of this Agreement to any Person that is not a party hereto, except:

(i)    to an Affiliate of the Receiving Party;

(ii)    to the extent such Confidential Information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority that is binding upon the Receiving Party (provided, that, if permitted by applicable law, the Receiving Party will provide prompt advance notice of the required disclosure to the Company and the other Members and will cooperate with any attempt by the Company or other Members to obtain judicial or other relief prohibiting or limiting such disclosure);

(iii)    to prospective or actual attorneys engaged by any Receiving Party where disclosure of such Confidential Information is essential to such attorney’s work for such Receiving Party;

(iv)    to prospective or actual accountants, contractors and other consultants engaged by any Receiving Party where disclosure of such Confidential Information is essential to such accountant’s, contractor’s or other consultant’s work for such Receiving Party and such accountant, contractor or other consultant is bound by duties of confidentiality owed to such Receiving Party;

(v)    to a bona fide prospective direct or indirect transferee of the Receiving Party’s Membership Interests or the Equity Interests of any Segment Subsidiary to the extent appropriate in order to allow the assessment of such Membership Interests or the Equity Interests of any Segment Subsidiary (including a Person with whom a Receiving Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s Membership Interests or other Equity Interests); provided, that disclosure pursuant to this Section 13.9(a)(v) shall not be made unless prior to such disclosure such potential transferee has executed a customary confidentiality agreement with the Receiving Party containing substantially similar terms and conditions as those set forth in this Section 13.9 for a term of not less than two years;

(vi)    to a bank or other financial institution to the extent appropriate for a Receiving Party arranging for funding or as contractually required to be disclosed to existing lenders to such Receiving Party;

(vii)    to the holders of debt securities of a Receiving Party (and the trustee with respect to such debt securities) to the extent disclosure of such Confidential Information is contractually required pursuant to the governing debt instrument;

(viii)    to the extent such Confidential Information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over a Receiving Party or its Affiliates; provided, that if such Receiving Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Receiving Party shall comply with Section 13.10;

(ix)    to a Receiving Party’s respective employees (and the employees of its Affiliates) with a need to know such information, subject to the Receiving Party taking customary precautions to ensure such Confidential Information is kept confidential;

(x)    to any Rating Agency, to the extent necessary or appropriate in any credit assessment;

(xi)    this Agreement may be filed with the Securities and Exchange Commission if requested by the Securities and Exchange Commission or required by applicable Law; and

(xii)    to the extent reasonably necessary to obtain commercial, financial, governmental or other related support for the Company.

(b)    “Confidential Information” does not include any information that (i) through no fault of or breach of this Agreement by the Receiving Party claiming the benefit of this exclusion, is on the Effective Date available or hereafter becomes available to the public or the industry in which the Company operates, (ii) a Receiving Party can demonstrate was in such Receiving Party’s possession prior to the Effective Date and was not received from the Company, any Segment Subsidiary or any other Member pursuant to a separate confidentiality obligation, (iii) a Receiving Party receives after the Effective Date from a Third Party not breaching its own duty of confidentiality to the Company or any of the Members or (iv) a Receiving Party can demonstrate was developed by such Receiving Party after the Effective Date without reliance on information provided by any other Member.

Section 13.10    Publicity.

(a)    Without reasonable prior notice to the other parties hereto, no party hereto shall issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to any Confidential Information or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by such releasing party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, such releasing party shall provide, to the extent lawful, a copy of the proposed press release or public statement to the other parties hereto reasonably in advance of the proposed release date as necessary to enable such other parties to provide comments on it; provided, that such other party must respond with any comments within two Business Days after its receipt of such proposed press release or public statement. Notwithstanding anything in this Agreement to the contrary, without prior notice to or the consent of any other Member, (i) the Class A Managing Member and its Affiliates may issue any press release or otherwise make any public statement that is related to the Class A Segment; (ii) the Class B Managing Member and its Affiliates may issue any press release or otherwise make any public statement that is related to the Class B Segment; and (iii) each Managing Member may issue any press release or otherwise make any public statement related to its rights and obligations with respect to the Company generally, including its ownership interest, entitlement to distributions and management rights; in each case, to the extent such press release or public statement does not contain any information that is related to the business of the other Segment and that constitutes Confidential Information under clause (i), (ii) or (iii) of the definition thereof.

(b)    Notwithstanding anything to the contrary in Section 13.9 or Section 13.10(a), any Member or Affiliate of a Member may disclose information regarding the Company that is not Confidential Information in investor presentations, industry conference presentations or similar disclosures. If a Member wishes to disclose any Confidential Information in investor presentations, industry conference presentations or similar disclosures, such Member must first (i) provide each other Member with a copy of that portion of the presentation or other disclosure document containing such Confidential Information and (ii) obtain the prior written consent of each other Member to such disclosure (which consent may not be unreasonably withheld, conditioned or delayed).

Section 13.11    Preparation of Agreement. All of the Members and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 13.12    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.13    Non-Compensatory Damages. None of the parties hereto shall be entitled to recover from any other party, or any other party’s respective Affiliates, any indirect, consequential, punitive, special or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except in the case of fraud or to the extent any such party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each party hereto, on behalf of itself and each of its Affiliates, waives any right to recover indirect, punitive, special, exemplary or consequential damages or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 13.14    Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by Article 9, Article 10 or Section 13.9; that every such restriction and obligation is material; and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of Article 9, Article 10 and Section 13.9 and to prevent any Transfer in contravention of any terms of Article 9 or Article 10 and waives any defenses thereto, including the defenses of: (i) failure of consideration, (ii) breach of any other provision of this Agreement and (iii) availability of relief in monetary damages.

Section 13.15    Waiver of Partition of Company Property. Each Member hereby irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to any assets of the Company.

Section 13.16    Compliance with Applicable Laws; Corporate Social Responsibility.

(a)    Each of the Members hereby agrees to comply with all applicable Laws (including all applicable antitrust or competition Laws, anti-bribery and corruption Laws or human rights Laws) in the performance of its respective obligations under this Agreement.

(b)    Each of the Members represents and warrants to each of the other Members, as of the Effective Date (or, in the case of any Additional Member or Substitute Member, as of the date of such Additional Member or Substitute Member is admitted as a member of the Company) that:

(i)    neither it, nor, to the knowledge of such Member, any of its Affiliates, nor any of their respective directors, officers or employees is in breach of any applicable antitrust or competition Laws, anti-bribery and corruption Laws or human rights Laws;

(ii)    neither it, nor, to the knowledge of such Member, any of its Affiliates or their respective directors, officers or employees is listed on a sanctions list maintained by any Governmental Authority; and

(iii)     neither it, nor any of its Affiliates, nor, to the knowledge of such Member, any of their respective directors, officers, or employees has been convicted of an offense, or subject to any prosecution or any continuing investigation, in each case, relating to an alleged failure to comply with any applicable antitrust or competition Laws, anti-bribery and corruption Laws, sanctions or human rights Laws.

(c)    Each of the Managing Members, with respect to the Segment managed by such Managing Member, shall implement policies and procedures that are generally consistent with the environment, social, governance and corporate social responsibility policies and procedures of such Managing Member.

Section 13.17    Offset Rights.

(a)    Whenever the Company is to pay any sum to any Member, any amounts due and payable to the Company by such Member pursuant to this Agreement (except for any amounts disputed by a Member in good faith and with respect to which such Member has previously provided written notice, so long as such amounts remain in dispute), may be deducted from that sum before payment (i) automatically, if such amount is past due; and (ii) with the consent of such Member, on or before the date such amount is due and payable.

(b)    If a Member owes any amount to any other Member pursuant to this Agreement (except for any amounts disputed by a Member in good faith and with respect to which such Member has previously provided written notice, so long as such amounts remain in dispute), each Member agrees that the company is authorized to withhold such amount from such Member and to distribute such amount to the other Members.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

Class A Members:

PHILLIPS GAS COMPANY LLC

By:	/s/ Kevin J. Mitchell
Name:	Kevin J. Mitchell
Title:	President

Signature Page to Third Amended and Restated Limited Liability Company Agreement

of

DCP Midstream, LLC

Class A Members:

SPECTRA ENERGY DEFS HOLDING, LLC

By:	/s/ Stephen J. Neyland
Name:	Stephen J. Neyland
Title:	Vice President - Finance

Signature Page to Third Amended and Restated Limited Liability Company Agreement

of

DCP Midstream, LLC

Class B Members:

PHILLIPS GAS COMPANY LLC

By:	/s/ Kevin J. Mitchell
Name:	Kevin J. Mitchell
Title:	President

Signature Page to Third Amended and Restated Limited Liability Company Agreement

of

DCP Midstream, LLC

Class B Members:

SPECTRA ENERGY DEFS HOLDING, LLC

By:	/s/ Stephen J. Neyland
Name:	Stephen J. Neyland
Title:	Vice President - Finance

Signature Page to Third Amended and Restated Limited Liability Company Agreement

of

DCP Midstream, LLC

APPENDIX I

DEFINITIONS

“AAA” has the meaning set forth in Section 12.2(c)(i).

“Acceleration Action” has the meaning set forth in Appendix III.

“Acceleration Action Distribution” has the meaning set forth in Appendix III.

“Addendum Agreement” has the meaning set forth in Section 9.4.

“Additional Member” means any Person that is not a Member on the Effective Date and that (a) acquires any Membership Interests issued by the Company and (b) is admitted to the Company as a Member in accordance with Section 9.5.

“Administrative Member” has the meaning set forth in Section 5.9(a).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person as of the time of determination; provided, however, for purposes of this Agreement (and not for purposes of any analysis under GAAP with respect to the consolidation of related entities for accounting purposes), (a) the Enbridge Member, the Phillips 66 Member, any Additional Member and their respective Affiliates (other than the Company and any of its Subsidiaries) shall not be “Affiliates” of the Company and any of its Subsidiaries, and (b) the Company and any of its Subsidiaries shall not be “Affiliates” of the Enbridge Member, the Phillips 66 Member, any Additional Member and their respective Affiliates (other than the Company and any of its Subsidiaries).

“Affiliate Commercial Contract” has the meaning set forth in Section 5.2(a)(xviii).

“Affiliate Contract” means, (a) with respect to the Class A Segment, any Contract between a Class A Segment Subsidiary, on the one hand, and the Class A Managing Member or any of its Affiliates, on the other hand, (b) with respect to the Class B Segment, any Contract between a Class B Segment Subsidiary, on the one hand, and the Class B Managing Member or any of its Affiliates, on the other hand and (c) with respect to the Company or any of its Subsidiaries (other than any Class A Segment Subsidiary and any Class B Segment Subsidiary), on the one hand, and any Member or any of its Affiliates, on the other hand.

“Affiliate Contract Report” has the meaning set forth in Section 5.4(a).

“Affiliate Services Contract” has the meaning set forth in Section 5.2(a)(xix).

“Agreed Liability Allocation Methodology” has the meaning set forth on Schedule 4.4.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

Appendix I – 1

“Annual Audit Period” has the meaning set forth in Section 5.4(b).

“Available Cash” means, (a) with respect to the Class A Segment, Class A Available Cash; and (b) with respect to the Class B Segment, Class B Available Cash.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

“Bipartisan Budget Act” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (or any similar or corresponding provision of State or local Law).

“Built-In Gain” means the amount of income or gain that would be allocable to the Phillips 66 Member or the Enbridge Member, as applicable, pursuant to Section 704(c)(1)(A) of the Code and the applicable Treasury Regulations, taking into account Treasury Regulation Section 1.704-3(a)(3)(ii) and reverse Section 704(c) allocations within the meaning of Treasury Regulation Section 1.704-3(a)(6)(i), with respect to built-in-gain assets if such assets were disposed of in a taxable disposition immediately after the revaluation under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) that occurs immediately before the moment that the Members enter into an amended and restated operating agreement. For purposes of the preceding sentence, any Code Section 704(c) layers shall be maintained separately and shall not be “netted” or “collapsed.”

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” has the meaning set forth in Section 10.2(a).

“Call Interests” has the meaning set forth in Section 10.3(a).

“Call Interest Notice” has the meaning set forth in Section 10.3(b).

“Call Price” has the meaning set forth in Section 10.3(a).

“Call Right Holder” has the meaning set forth in Section 10.3(a).

“Call Right Notice” has the meaning set forth in Section 10.3(a).

“Call Right Responsible Member” has the meaning set forth in Section 10.3(a).

Appendix I – 2

“Capital Account” has the meaning set forth in Section 3.6(a).

“Change in Control” means, with respect to any Member, an event or series of related events (such as a direct or indirect Transfer of voting securities or other equity interests, merger or otherwise), that causes such Member to cease to be Controlled by such Member’s Ultimate Parent (determined as of immediately prior to such event or series of related events); provided, however, the defined term “Change in Control” shall not include any of the following events:

(a)    an event or series of related events that causes such Member’s Ultimate Parent (determined as of immediately prior to such event or series of related events) to be Controlled by another Person;

(b)    an event or series of related events that (i) causes such Member to cease to be Controlled by such Member’s Ultimate Parent (determined as of immediately prior to such event or series of related events) (including in connection with the creation of a publicly traded master limited partnership or other legal entity) and (ii) is part of a transaction or series of related transactions in which: (A) the Person (or Persons) that acquires Control of such Member also acquires Control over other assets (including Equity Interests, but excluding cash, cash equivalents and marketable securities, if such marketable securities are acquired solely for purposes of such transaction or series of related transactions) owned directly or indirectly by such Member’s Ultimate Parent; and (B) the Fair Market Value of such Member’s Membership Interests represents less than 50% of the total consideration paid for all of the assets (including Equity Interests, but excluding cash, cash equivalents and marketable securities, if such marketable securities are acquired solely for purposes of such transaction or series of related transactions) acquired directly or indirectly from such Member’s Ultimate Parent; and

(c)    an event or series of related events that results in such Member ceasing to be Controlled by its Ultimate Parent (determined as of immediately prior to such event or series of related events) by reason of the distribution of the Equity Interests of such Member or any of its Affiliates (pro rata) to all of (and only) the stockholders or other equity owners of such Member’s Ultimate Parent, whether by means of a spin-off, split-off or other distribution transaction, without consideration paid by such stockholders or other equity owners to such Ultimate Parent.

Notwithstanding anything in this Agreement to the contrary, any event that constitutes a “Change in Control” shall be subject to Section 10.3 and shall not be deemed a Transfer of any Membership Interests for purposes of Section 10.2.

“Call Right Notice” has the meaning set forth in Section 10.3(a).

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such items involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural

Appendix I – 3

resource damages), safety liabilities (including OSHA investigations, litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Class” has the meaning set forth in Section 3.2(a).

“Class A Available Cash” means, with respect to any calendar quarter ending before the dissolution or liquidation of the Company, without duplication, (a) the sum of all cash and cash equivalents of the Company on hand at the end of such quarter that was received by the Company from a Class A Segment Subsidiary, less (b) 50% of the amount of any cash reserves that the Managing Members agree to be designated as “General Cash Reserves”.

“Class A Managing Member” means the Managing Member designated as the Class A Managing Member in accordance with this Agreement, in its capacity as a managing member (unless the context otherwise requires). The Phillips 66 Member is the initial Class A Managing Member.

“Class A Member” means any Person executing this Agreement as of the Effective Date as a Class A Member or any Additional Member admitted to the Company as provided in this Agreement as a Class A Member after the Effective Date, but such term does not include any Person who has ceased to be a Class A Member in the Company.

“Class A Membership Interests” has the meaning set forth in Section 3.2(a).

“Class A Net Profits” and “Class A Net Losses” means any Net Profits or Net Losses (or items thereof) (a) allocated to the Company by any Class A Segment Subsidiary, (b) attributable to the sale, exchange or other disposition of the Equity Interests in any Class A Segment Subsidiary or (c) otherwise related or attributable to any Class A Segment Subsidiary or the Class A Segment, including pursuant to Section 3.1(d).

“Class A Percentage Interest” means, subject in each case to adjustments in accordance with this Agreement, (a) in the case of a Class A Member executing this Agreement as of the Effective Date (or a Person acquiring all of such Class A Member’s Class A Membership Interest), the percentage specified for that Class A Member as its Class A Percentage Interest on Appendix II attached hereto, and (b) in the case of a Transfer of a portion of Class A Member’s Class A Membership Interests to another Person in accordance with the terms hereof, (i) with respect to the Person to which such Class A Membership Interests have been Transferred, the portion of the Class A Percentage Interest held by such Class A Member that is acquired by such Person, and (ii) with respect to the Person that Transferred such Class A Membership Interests, the retained portion of the Class A Percentage Interest held by such Class A Member that is not acquired by such Person; provided, the total of all Class A Percentage Interest shall always equal 100%.

“Class A Segment ” means the operating segment of the Company consisting of the Class A Segment Subsidiaries and the businesses, activities, assets and liabilities of such Class A Segment Subsidiaries.

“Class A Segment Subsidiary” means (a) any DCP GP Entity or any of their respective Subsidiaries, (b) DCP or any of its Subsidiaries or (c) any other Subsidiary of the Company formed or acquired, at the direction of the Class A Managing Member, by the Company or another Class A

Appendix I – 4

Segment Subsidiary for purposes of conducting or engaging in the business of the Class A Segment (the formation of which the Class A Managing Member shall promptly inform the Class B Managing Member about).

“Class B Available Cash” means, with respect to any calendar quarter ending before the dissolution or liquidation of the Company, without duplication, (a) the sum of all cash and cash equivalents of the Company on hand at the end of such quarter that was received by the Company from a Class B Segment Subsidiary, less (b) 50% of the amount of any cash reserves that the Managing Members agree to be designated as “General Cash Reserves”.

“Class B Managing Member” means the Managing Member designated as the Class B Managing Member in accordance with this Agreement, in its capacity as a managing member (unless the context otherwise requires). The Enbridge Member is the initial Class B Managing Member.

“Class B Member” means any Person executing this Agreement as of the Effective Date as a Class B Member or any Additional Member admitted to the Company after the Effective Date as provided in this Agreement as a Class B Member, but such term does not include any Person who has ceased to be a Class B Member in the Company.

“Class B Membership Interests” has the meaning set forth in Section 3.2(a).

“Class B Net Profits” and “Class B Net Losses” means any Net Profits or Net Losses (or items thereof) (a) allocated to the Company by any Class B Segment Subsidiary, (b) attributable to the sale, exchange or other disposition of the Equity Interests in any Class B Segment Subsidiary or (c) otherwise related or attributable to any Class B Segment Subsidiary or the Class B Segment, including pursuant to Section 3.1(d).

“Class B Percentage Interest” means, subject in each case to adjustments in accordance with this Agreement, (a) in the case of a Class B Member executing this Agreement as of the Effective Date (or a Person acquiring all of such Class B Member’s Class B Membership Interest), the percentage specified for that Class B Member as its Class B Percentage Interest on Appendix II attached hereto, and (b) in the case of a Transfer of a portion of Class B Member’s Class B Membership Interests to another Person in accordance with the terms hereof, (i) with respect to the Person to which such Class B Membership Interests have been Transferred, the portion of the Class B Percentage Interest held by such Class B Member that is acquired by such Person, and (ii) with respect to the Person that Transferred such Class B Membership Interests, the retained portion of the Class B Percentage Interest held by such Class B Member that is not acquired by such Person; provided, the total of all Class B Percentage Interest shall always equal 100%.

“Class B Segment” means the operating segment of the Company consisting of the Class B Segment Subsidiaries and the businesses, activities, assets and liabilities of such Class B Segment Subsidiaries.

“Class B Segment Subsidiary” means (a) GOP or any of its Subsidiaries or (b) any other Subsidiary of the Company formed or acquired, at the direction of the Class B Managing Member, by the Company or another Class B Segment Subsidiary for purposes of conducting or engaging in the business of the Class B Segment (the formation of which the Class B Managing Member shall promptly inform the Class A Managing Member about).

Appendix I – 5

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Company” means DCP Midstream, LLC (formerly known as Duke Energy Field Services, LLC), a Delaware limited liability company.

“Competing Person” has the meaning set forth in Section 2.9.

“Complete Sale” means, with respect to a Segment, any sale of properties or assets (including Equity Interests) of the Segment that, collectively, represent greater than 90% of the Fair Market Value of all of the properties and assets of the Segment as a whole, determined prior to giving effect to such transaction.

“Confidential Information” has the meaning set forth in Section 13.9(a).

“Consolidated Capital” means, with respect to each Segment, as of any date, (a) the consolidated partners’, members’ or shareholders’ equity of the Segment, determined in accordance with GAAP, plus (b) the Consolidated Debt of the Segment.

“Consolidated Debt” means, with respect to each Segment, as of any date, the consolidated Indebtedness of each Segment Subsidiary in the Segment.

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power or authority to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, (b) without limiting any other clause of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in such corporation, (c) without limiting any other clause of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, the power to exercise or determine the voting of more than fifty percent (50%) of the Equity Interests of the sole general partner of such limited partnership or (d) without limiting any other clause of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code or any similar or corresponding provision of State or local Law), to the extent such adjustment results in an imputed underpayment as described in Section 6225(b) of the Code or any similar or corresponding provision of State or local Law.

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member (including in its capacity as a Managing Member or an Administrative Member), a Designated Individual and the Tax Representative.

Appendix I – 6

“Creditworthiness Requirements” means, with respect to any Person, the Index Debt of a Person has a credit rating of Baa3 or better (if issued by Moody’s), or BBB- or better (if issued by S&P or Fitch). For purposes of the foregoing, if only one of Moody’s, S&P or Fitch shall have in effect a credit rating for such Person, then that single credit rating shall be determinative.

“DCP” means DCP Midstream, LP, a Delaware limited partnership.

“DCP GP Entities” means DCP GP LLC, DCP GP LP and DCP Services.

“DCP GP LLC” means DCP Midstream GP, LLC, a Delaware limited liability company.

“DCP GP LP” means DCP Midstream GP, LP, a Delaware limited partnership.

“DCP Limited Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of DCP Midstream, LP, dated as of November 6, 2019.

“DCP Private Company Distribution Policy” means DCP (and any Class A Segment Subsidiary in which the Company directly owns an Equity Interest) shall distribute to its equity holders (including the Company, if applicable), on a calendar quarter basis, with respect to any calendar quarter, without duplication, (a) the sum of all cash and cash equivalents of DCP and the other Class A Segment Subsidiaries on hand at the end of such quarter, less (b) the sum of the amount of reasonable reserves determined by the Class A Managing Member in good faith to (A) provide for usual and ordinary operating expenses (including taxes) and Sustaining Capital Expenditures of the Class A Segment Subsidiaries for up to the next two calendar quarters, (B) be required for the Class A Segment Subsidiaries to comply with applicable Law and (C) be required for Regular Debt Service, less (c) any portion of such cash or cash equivalents (if any) representing (i) the remainder of proceeds of equity issuances, capital contributions or Indebtedness effected in compliance with Section 5.2(a), (ii) amounts held and not distributed by any Class A Segment Subsidiary that has one or more Third Party owners of its Equity Interests in accordance with its Distribution Policy and (iii) amounts that are not permitted to be distributed under applicable Law or under any credit facility, notes or other debt instrument or agreement or obligation with a Third Party to which such Segment Subsidiary is a party or its assets are bound.

“DCP Services” means DCP Services, LLC, a Delaware limited liability company.

“Deadlock” has the meaning set forth in Section 12.3(a).

“Deadlock Negotiation Period” has the meaning set forth in Section 12.3(b).

“Debt-to-Capital Ratio” means with respect to each Segment, as of any date, the ratio (expressed as a percentage) equal to (a) the Consolidated Debt of such Segment as of such date, divided by (b) the Consolidated Capital of such Segment as of such date.

“Delaware Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, §§18-101, et. seq.

Appendix I – 7

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3) or Treasury Regulation Section 1.704-3(d)(2), as appropriate.

“Designated Individual” has the meaning set forth in Section 8.4(a).

“Discount Rate” means two percent (2%) above the Prime Rate.

“Dispute” has the meaning set forth in Section 12.2(a).

“Dispute Negotiation Period” has the meaning set forth in Section 12.2(b).

“Distribution Policy” means, (a) with respect to each Segment Subsidiary that is a Segment Subsidiary as of the Effective Date, the distribution policy, contractual obligation or practice in effect as of the Effective Date with respect to such Segment Subsidiary, including specifically, (i) with respect to GOP, the contractual commitments contained in the GOP LLC Agreement, including Section 4.5 thereof; and (ii) with respect to DCP, the contractual commitments contained in the DCP Limited Partnership Agreement, including Section 5.14, Section 5.15, Section 5.16 and Section 6.3 thereof; provided that if DCP is not a Public Company, the Distribution Policy applicable to DCP shall be the DCP Private Company Distribution Policy; and (b) with respect to any Person that becomes a Segment Subsidiary after the Effective Date: (i) if such Person is a newly-formed and wholly-owned Segment Subsidiary, the Distribution Policy of the Segment Subsidiary that formed and owns such Person; (ii) if such Person is partially-owned by a Third Party JV Partner, the distribution policy set forth in such Person’s Governing Documents; or (iii) if such Person is any other Person, the distribution policy, contractual obligation or practice in effect as of the date such Person becomes a Segment Subsidiary or as may be approved or adopted in accordance with its Governing Documents.

“Distribution Reduction Event” means the average quarterly cash distribution projected to be made for the first four calendar quarters commencing after the consummation of the relevant transaction by the Company in respect of the Segment in which such transaction has occurred, determined on a pro forma basis, is less than seventy-five percent (75%) of the average quarterly distribution projected to be made by the Company in respect of the Segment, determined without giving effect to the transaction, for the same four calendar quarters.

“Economic Risk of Loss” shall have the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Electing Purchaser” has the meaning set forth in Section 10.4(c).

“Eligible Purchaser” has the meaning set forth in Section 10.4(b).

“Enbridge” means Enbridge Inc., a corporation existing under the Canada Business Corporations Act.

Appendix I – 8

“Enbridge Member” means, collectively, Spectra DEFS and any Substitute Member with respect to all or a portion of the Membership Interests owned by Spectra DEFS as of the Effective Date that is an Affiliate of Enbridge.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest, option, mortgage or other restriction on transfers.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Annual Threshold” means $35 million. The amount of the Extraordinary Annual Threshold will be recalculated to adjust for inflation or deflation after the date of this Agreement at the request of either Member. Such adjustment will be made by reference to the consumer price index published from time to time by the United States Bureau of Labor Statistics.

“Fair Market Value” means, with respect to any asset or Equity Interest, the price at which a willing seller would sell, and a willing buyer would buy, the asset or Equity Interest, free and clear of all Encumbrances, in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell.

“First Restated Agreement” has the meaning set forth in the recitals to this Agreement.

“Fiscal Year” means, subject to Section 706 of the Code, the calendar year or any other period selected by the Company.

“Formation Certificate” has the meaning set forth in the recitals to this Agreement.

“Formation Date” has the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“General Activities” has the meaning set forth in Section 3.1(a).

“General Available Cash” means, with respect to any calendar quarter ending before the dissolution or liquidation of the Company, the sum of all cash and cash equivalents of the Company on hand at the end of such quarter that was sourced or funded from General Cash Reserves and designated by the Managing Members as “General Available Cash.”

“General Cash Reserves” means cash and cash equivalents of the Company designated by the Managing Members as “General Cash Reserves” in accordance with subpart (b) of the defined terms of “Class A Available Cash” and “Class B Available Cash.”

Appendix I – 9

“General Net Profits” and “General Net Losses” means any Net Profits and Net Losses of the Company (or items thereof) that are not Class B Net Profits, Class B Net Losses, Class A Net Profits or Class A Net Losses.

“General Sharing Percentages” has the meaning set forth in Section 3.1(d).

“GOH” has the meaning set forth in the recitals to this Agreement.

“GOP” means Gray Oak Pipeline, LLC, a Delaware limited liability company.

“GOP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Gray Oak Pipeline, LLC, dated as of April 23, 2018, by and among the Company (as successor in interest by merger to Gray Oak Holdings LLC), Gray Oak Gateway Holdings LLC and Rattler Midstream Operating LLC, as amended by that certain Addendum Agreement, dated as of February 15, 2019, between Rattler Midstream Operating LLC and GOP.

“Governing Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation or limited partnership, as applicable, and the partnership agreement and (d) with respect to any other Person, the organizational, constituent and other governing documents and instruments of such Person.

“Governmental Authority” means any Federal, State, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for Federal income tax purposes, except as follows:

(a)    The initial Gross Asset Value of any non-cash asset contributed by a Member to the Company shall be the Fair Market Value of such asset, as agreed upon by the Members, as of the date of such contribution;

(b)    The Gross Asset Values of the assets of the Company shall be adjusted to equal their respective Fair Market Values, as agreed upon by the Members, in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis asset as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) or (iv) any other event if reasonably determined by the Tax Representative to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, that adjustments pursuant to clauses (i), (ii) and (iv) shall be made only if the Tax Representative reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

Appendix I – 10

(c)    The Gross Asset Value of any non-cash asset of the Company distributed to a Member shall be adjusted to equal the Fair Market Value of such asset, as agreed upon by the Members, as of the date of such distribution;

(d)    The Gross Asset Value of all assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Net Profits or Net Losses or Section 4.2(d); provided, that the Gross Asset Value of any asset shall not be adjusted pursuant to this clause (d) to the extent that the Tax Representative reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that otherwise would result in an adjustment pursuant to this clause (d); and

(e)    If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses, and for other items allocated pursuant to Article 4.

“Guaranty” has the meaning set forth in Section 3.9.

“Hydrocarbons” means crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any Person, as of any specified time, (a) all obligations of such Person for borrowed money to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP and (c) all obligations of such Person guaranteeing any obligations of any other Person of the type described in the foregoing clause (b).

“Index Debt” means senior, unsecured, long term indebtedness for borrowed money of a Segment Subsidiary that is not guaranteed or subject to any other credit enhancement by any other Person, other than a Segment Subsidiary of such Segment.

“Initial Public Offering” means an initial offering of equity securities registered under the Securities Act, by a Segment Subsidiary which, immediately before the registration, was not a Public Company.

“Initiating Member” has the meaning set forth in Section 10.4(b).

“IRS” means the Internal Revenue Service.

Appendix I – 11

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise, in each case, subject to the provisions of Section 13.3.

“Managing Member” means any Member designated as a managing member of the Company in accordance with this Agreement, in its capacity as a managing member (unless the context otherwise requires), provided, that there shall only be two Managing Members. PGC and Spectra DEFS are the initial Managing Members.

“Managing Member Counterparty” has the meaning set forth in Section 5.2(a)(xviii).

“Member” means any Class A Member or Class B Member.

“Member Nonrecourse Debt” shall have the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member Schedule” means a schedule to be maintained by the Company and provided to the Members upon request, listing all of the Members, their respective mailing addresses, the Membership Interests currently held by each Member and the current Class A Percentage Interest and Class B Percentage Interest of each Member. The Member Schedule as of the Effective Date is attached hereto as Appendix II.

“Membership Interest” means a limited liability company interest (as defined in the Delaware Act) of a Member, including the rights set forth herein of Members to receive distributions from the Company, together with all rights, benefits and privileges enjoyed by a Member (under the Delaware Act, the Formation Certificate, this Agreement or otherwise) in its capacity as a Member, including the right to vote, consent and approve, and all obligations, duties and liabilities imposed on the Member under this Agreement, in its capacity as a Member, which limited liability company interest is expressed as a Class A Percentage Interest and a Class B Percentage Interest.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Net Profits” or “Net Losses” means, for any Fiscal Year, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code) and Treasury Regulation Section 1.703-1, but with the following adjustments:

(a)    any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company and not otherwise taken into account in this subsection shall be added to such taxable income or taxable loss;

Appendix I – 12

(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;

(c)    subject to clause (g) of this definition, in the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of such asset) or an item of loss (if the adjustment decreases the Gross Asset Value of such asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d)    the amount of any gain or loss required to be recognized by the Company during such Fiscal Year by reason of a sale, exchange or other disposition of any asset of the Company shall be computed as if the Company’s adjusted basis in such asset for Federal income tax purposes were equal to the Gross Asset Value of such asset, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)    in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) in determining capital accounts for Federal income tax purposes, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(g)    any item of income, gain, loss, deduction, or credit that is specially allocated to a Member under Section 4.2 shall not be taken into account in computing Net Profit or Net Loss, but the amounts of the items of income, gain, loss, deduction, or credit available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) of this definition;

(h)    the amounts of the items of Company income, gain, loss, deduction, or credit available to be specially allocated pursuant to Section 4.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) of this definition; and

(i)    the Tax Representative shall, in its reasonable discretion, designate each item of Net Profits or Net Losses as an item of (i) Class A Net Profits or Class A Net Losses, (ii) Class B Net Profits or Class B Net Losses, or (iii) General Net Profits or General Net Losses, respectively.

“New Interests” has the meaning set forth in Section 10.4(b).

Appendix I – 13

“Non-Receiving Member” means the Member that is not the Receiving Member with respect to a Prohibited Action Distribution, Acceleration Action Distribution, or Recoupment Distribution.

“Non-Selling Member” has the meaning set forth in Section 10.4(a).

“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(1).

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Permitted Business” means (a) gathering, transporting, treating, processing, dehydrating, separating, compressing, blending, fractionating, marketing, purchasing, selling, trading, producing, distributing, terminalling, storing, capturing, utilizing, sequestering or otherwise handling Hydrocarbons, renewable Hydrocarbons, renewable fuels, hydrogen or carbon dioxide or other gasses, (b) collecting, impounding, storing, treating, transporting, distributing, disposing or otherwise handling fresh water or waste water, (c) mining, excavating, producing, processing, storing or transporting sand, (d) carbon-reducing technologies or clean, renewable or alternative energy businesses or technologies, (e) any business conducted or proposed to be conducted by the Company or any Segment Subsidiary on the Effective Date, (f) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code, (g) any business, activity or service that is similar, reasonably related, incidental or ancillary to the foregoing or extensions, developments or expansions thereof or (h) entering into hedging transactions to support the foregoing.

“Permitted Issuance” means any issuance of Equity Interests (i) by a Segment Public Company or any of its Subsidiaries that is permitted under its Governing Documents; (ii) that are common units issued in connection with the consummation of a Take Private Transaction to the extent that the number of common units issued does not exceed the number of common units that are converted into the right to receive the consideration in such Take Private Transaction plus a number of common units that sufficiently accounts for awards under incentive plans that are outstanding immediately prior to the consummation of such Take Private Transaction that are settled or otherwise paid in cash; or (iii) by any Class A Segment Subsidiary to the Class A Managing Member of such Segment or its Affiliates that partially owns such Class A Segment Subsidiary if the Class A Managing Member’s and its Affiliate’s aggregate percentage ownership in such Class A Segment Subsidiary does not increase as a result of such issuance.

“Permitted Tax Action” means (a) the commencement of any Proceeding with any state or local tax authority relating to property taxes that could not reasonably be expected to have a disproportionate, material and adverse impact on one Member and (b) the making by a Managing Member of any election with respect to depreciation of property attributable to the Segment such Managing Member manages.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“PGC” means Phillips Gas Company LLC, a Delaware limited liability company.

“Phillips 66” means Phillips 66, a Delaware corporation.

Appendix I – 14

“Phillips 66 Member” means, collectively, PGC and any Substitute Member with respect to all or a portion of the Membership Interests owned by PGC as of the Effective Date that is an Affiliate of Phillips 66.

“Preemptive Rights Election Notice” has the meaning set forth in Section 10.4(c).

“Preemptive Rights Issuance” has the meaning set forth in Section 10.4.

“Preemptive Rights Offer Notice” has the meaning set forth in Section 10.4(b).

“Prime Rate” means the per annum rate of interest announced from time to time as the “prime rate” for commercial loans by The Wall Street Journal, as such “prime rate” may change from time to time.

“Proceeding” means any action, claim, demand, threat, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

“Prohibited Action” has the meaning set forth in Appendix III.

“Prohibited Action Distribution” has the meaning set forth in Appendix III.

“Proportionate Share” means in any Preemptive Rights Issuance by a Segment Subsidiary, a Member’s indirect ownership percentage, determined by reference to the Member’s Class A Percentage Interest, if a Class A Segment Subsidiary, or Class B Percentage Interest, if a Class B Segment Subsidiary, of the total issued and outstanding Equity Interests of such Segment Subsidiary, prior to giving effect to such transaction.

“Protected Period” has the meaning set forth in Appendix III.

“Public Company” means any Person that has a class of outstanding securities that are registered under Section 12 of the Exchange Act.

“Purchase Agreement” has the meaning set forth in Section 10.2(a).

“Rating Agency” means any of Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings, a division of S&P Global Inc. (“S&P”) or Fitch Ratings, Inc (“Fitch”).

“Rating Confirmation” means, with respect to any Rating Event involving a Segment Subsidiary that has Index Debt, the written confirmation, by one Rating Agency that rates the Index Debt of such Segment Subsidiary, that the proposed Rating Event will not, in and of itself, result in a downgrade by two or more gradations or withdrawal of the then-current rating assigned by the Rating Agency to the Index Debt of such Segment Subsidiary, on a pro forma basis.

“Rating Event” means (a) a Complete Sale, a Segment Merger or an Initial Public Offering; or (b) the incurrence, issuance or assumption of Indebtedness by a Segment Subsidiary.

“Receiving Member” has the meaning set forth in Appendix III.

“Receiving Party” has the meaning set forth in Section 13.9(a).

Appendix I – 15

“Recoupment Distribution” has the meaning set forth in Appendix III.

“Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend, or replace outstanding indebtedness, in whole or in part (such outstanding indebtedness, the “Refinanced Indebtedness”) to the extent that the principal amount of such Refinancing Indebtedness (including any unused commitments thereunder) is not greater than (i) the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension, or replacement, plus (ii) the amount of accrued and unpaid interest and any premium on the Refinanced Indebtedness plus (iii) an amount equal to any original issue discount on the Refinancing Indebtedness and any fees paid to the arranger, placement agent, underwriter, lender or purchaser of the Refinancing Indebtedness in connection with the incurrence or sale thereof plus (iv) reasonable amounts paid, and fees and expenses reasonably and actually incurred, in connection with such refinancing, refunding, renewal, extension, or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such refinancing, refunding, renewal, extension or replacement.

“Regular Debt Service” means (a) any payments (including any payments of principal (whether at maturity or otherwise), reimbursement obligations, fees, interest, costs or other expenses) made by a Segment Subsidiary in connection with any Indebtedness of any Segment Subsidiary (including any Working Capital Facility of any such Segment Subsidiary) other than any Term Debt of a Segment Subsidiary; and (b) any payments of interest, fees, costs or other expenses, and if applicable, any payments of scheduled amortizing principal amounts or mandatory payments of principal (excluding only principal due on the maturity date of Indebtedness), made by a Segment Subsidiary on any Term Debt of such Segment Subsidiary.

“Regulatory Allocations” has the meaning set forth in Section 4.2(f).

“Restricted Issuance” means, with respect to a Member, an issuance by such Member or any of its Affiliates of an Equity Interest to a Third Party (a) that grants to such Third Party any approval rights with respect to any actions to be taken by the Segment with respect to which such Member or any of its Affiliates is not the Managing Member or (b) where the distributions or other payments payable to such Third Party in respect of such Equity Interest are determined and made in whole or in part on the basis of tracking the distributions received by such Member with respect to any of such Member’s Membership Interests attributable to the Segment with respect to which such Member or its Affiliates is not the Managing Member; provided, that the defined term “Restricted Issuance” shall not include any of the following: (i) any Transfer by such Member of its Membership Interests made in compliance with Section 10.2; (ii) any Change in Control with respect to such Member that is completed in compliance with Section 10.3; and (iii) any event that is specified in clause (a) or (c) of the exceptions set forth in the defined term “Change in Control”.

Notwithstanding anything in this Agreement to the contrary, any event that is expressly excluded from this definition of “Restricted Issuance” shall not be subject to the provisions of Section 10.1.

“Right to Compete” has the meaning set forth in Section 2.9.

“ROFR Election Notice” has the meaning set forth in Section 10.2(b).

Appendix I – 16

“ROFR Interests” has the meaning set forth in Section 10.2(a).

“ROFR Price” has the meaning set forth in Section 10.2(a).

“ROFR Sale” has the meaning set forth in Section 10.2(a).

“ROFR Sale Notice” has the meaning set forth in Section 10.2(a).

“Rules” has the meaning set forth in Section 12.2(c)(i).

“Second Restated Agreement” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Segment” has the meaning set forth in Section 3.1(a).

“Segment JV” means any Segment Subsidiary of which, as of the time of determination, a Third Party directly owns at least ten (10)% of the outstanding Equity Interests.

“Segment Merger” means the merger or consolidation of any Segment Subsidiary with or into another Person (other than another Segment Subsidiary).

“Segment Public Company” means any Segment Subsidiary that is a Public Company at the time of determination.

“Segment Subsidiary” means any Class A Segment Subsidiary or Class B Segment Subsidiary, individually or collectively, as the context requires.

“Selling Member” has the meaning set forth in Section 10.2(a).

“Spectra DEFS” means Spectra Energy DEFS Holding, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person, directly or indirectly through its ownership of equity interest in such second Person, has Control of such second Person; provided, however, solely for purposes of this Agreement (and not for purposes of any analysis under GAAP with respect to the consolidation of related entities for accounting purposes), DCP, GOP and their respective Subsidiaries (if any) shall be deemed “Subsidiaries” of the Company.

“Substitute Member” means any Person who acquires from a Member any or all of the Membership Interests held by such Member and is admitted to the Company as a Member pursuant to Section 9.4.

“Sustaining Capital Expenditures” means capital expenditures made to maintain cash flows, operating capacity or earning capacity (including system integrity, compliance and safety improvements) with respect to then-existing assets.

Appendix I – 17

“Take Private Transaction” means any transaction or series of related transactions in which (a) DCP’s common units representing limited partner interests cease to be registered under Section 12 of the Exchange Act and (b) the surviving entity of such transaction is classified as a partnership for Federal income tax purposes.

“Tax Action” means any tax-related action, decision, or determination (or failure to take an available tax-related action, decision, or determination) by or with respect to the Company, or any subsidiary of the Company, including, and for the avoidance of doubt, (a) pursuant to discretion granted to the Company or the Company under the terms of this Agreement (or any agreement related to the Company), (b) by a Tax Representative or a Designated Individual, (c) with respect to the commencement, conduct, disposition, or settlement of any tax-related audit or Proceeding, (d) with respect to preparation and filing of any tax return of the Company or any subsidiary of the Company, or (e) any modification to the allocations pursuant to Section 4.2, Section 4.3 or Section 4.4, the methods and conventions set forth in Schedule 4.3, or the allocation set forth in Schedule 4.4.

“Tax Representative” means, as applicable (a) the Member or other Person designated as the “partnership representative” of the Company under Section 6223 of the Code, (b) the Member designated as the “tax matters partner” for the Company under Section 6231(a)(7) of the Code (as in effect before 2018 and before amendment by the Bipartisan Budget Act), and/or (c) the Member or other Person serving in a similar capacity under any similar provisions of State, local or non-U.S. Law.

“Term Debt” means term loans or debt (other than commercial paper) issued in a private placement or a registered offering.

“Third Party” means any Person (other than the Company) that is not a Member or an Affiliate of a Member.

“Third Party JV Partner” means a single Third Party that, at the time of determination, directly owns at least ten (10)% of the outstanding Equity Interests of such Segment JV.

“Transfer” means any sale, assignment, transfer, exchange or other disposition, including by operation of law; provided, that any Encumbrance permitted by this Agreement shall not be deemed a “Transfer.”

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Ultimate Parent” means the Person that Controls a Member (or with respect to Section 9.1(b)(v), a proposed transferee) and that is not itself Controlled by any other Person, provided, however, the Ultimate Parents of the Members as of the Effective Date are specified on Appendix II attached hereto. Upon any change to the identity of a Member’s Ultimate Parent, such Member shall promptly notify all other Members and the Company of such change, and the Members and the Company promptly amend this Agreement to reflect such change to Appendix II attached hereto.

Appendix I – 18

“United States” means, collectively, the States and the District of Columbia.

“Wholly-Owned Affiliate” means, with respect to any Member, an Affiliate of such Member that is wholly owned, directly or indirectly, by the Ultimate Parent of such Member.

“Working Capital Facility” means any revolving credit facility, commercial paper facility, receivables financing or other working capital facility, in each case providing for revolving credit loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, commercial paper, or other revolving or working capital borrowings.

Appendix I – 19

APPENDIX II

MEMBER SCHEDULE

(as of the Effective Date)

Member Name, Type of Legal Entity, Type of Member and Address	Class A Percentage Interest	Class B Percentage Interest	Ultimate Parent, Type of Legal Entity
Phillips Gas Company LLC, a Delaware limited liability company Both a Class A Member and a Class B Member 2331 CityWest Blvd. Houston, Texas 77042, USA	76.64%	10%	Phillips 66, a Delaware corporation

Spectra Energy DEFS Holding, LLC, a Delaware limited liability company Both a Class A Member and a Class B Member 5400 Westheimer Court Houston, Texas 77056, USA	23.36%	90%	Enbridge Inc., a Canadian corporation